As filed with the Securities and Exchange Commission on June 9, 2010
Registration No. _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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PURAMED BIOSCIENCE INC.
(Exact Name of Registrant in its Charter)

Minnesota	000-52771	20-5510104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1326 Schofield Avenue
Schofield, WI 54476
(715) 359-6373
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Puramed Bioscience Inc.
Attn: Russell W. Mitchell, CEO
1326 Schofield Avenue
Schofield, WI 54476
Tel: (715) 359-6373
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Joseph M. Lucosky, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel: (732) 409-1212
 Fax: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, $0.001 par value per share, issuable pursuant to the Purchase Agreement	1,800,000	$0.76(2)	$1,368,000(2)	$97.54

(1) The shares of our common stock being registered hereunder are being registered for sale by the selling stockholder named in the prospectus.

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the closing lowest sale price of common stock of the registrant as reported on the Over-the-Counter Bulletin Board (the “OTCBB”) on June 7, 2010.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated June 9, 2010

PURAMED BIOSCIENCE, INC.

1, 800,000 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 1,800,000 shares of common stock, par value $0.001 per share, of Puramed Bioscience, Inc. (referred to herein as the “Company,” “Puramed,” or “we,” “us” or “our”) by the “Selling Stockholder,” Lincoln Park Capital Fund, LLC (“LPC”).  Please refer to the section entitled “Selling Stockholder,” beginning on page.  The prices at which LPC may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

The Selling Stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Our common stock is quoted on the OTC Bulletin Board under the symbol “PMBS.OB.” The shares of our common stock registered hereunder are being offering for sale by the Selling Stockholder at prices established on the OTC Bulletin Board during the term of this offering. On June 7, 2010, the lowest closing sale price of our common stock was $0.76 per share. These prices will fluctuate based on the demand for our common stock.

Investing in the common stock involves a high degree of certain risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities. This prospectus contains important information about us that you should read and consider carefully before you decide whether to invest in our common stock. If you have any questions regarding the information in this prospectus, please contact Russell W. Mitchell, our Chief Executive Officer, at: Puramed Bioscience Inc., 1326 Schofield Avenue, Schofield, WI 54476, or by phone at (715) 359-6373.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before investing in our common stock, you should read this entire prospectus carefully, especially the sections entitled “” beginning on page 3 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 22, as well our financial statements and related notes included elsewhere in this prospectus.  In this prospectus, the terms “Puramed,” “Company,” “we,” “us” and “our” refer to Puramed Bioscience Inc.

Overview

We were incorporated in Minnesota on May 9, 2006, as a wholly-owned subsidiary of Wind Energy America, Inc. (formerly “Dotronix, Inc.”) for the purpose of engaging in the business of developing and marketing non-prescription over-the-counter healthcare products to remedy various ailments.

On April 12, 2007, Wind Energy America, Inc. affected a spin-off of PuraMed to shareholders of Wind Energy America, Inc. on a pro rata dividend basis of one common share of PuraMed for each five common shares of Wind Energy America, Inc. Since the April 12, 2007 effective date of the spin-off, PuraMed and Wind Energy America, Inc. have operated separately, with their respective managements, businesses, assets and capital structures being completely independent from each other. On February 22, 2008, the Company started the distribution process of common stock related to the spin-off.

We are now engaged in the business of developing and marketing a line of non-prescription medicinal or healthcare products to be marketed through various retail channels under the Lipigesic™ brand and trademark. In an effort to add continuity to all of the PuraMed Bioscience™ products the Company trademarked the brand name Lipigesic™. The Company has completed all product development and design packaging for its initial three products, LipiGesic™ M (Migraine), LipiGesic™ PM (Insomnia), and LipiGesic™ H(Tension Headache),) and commenced   commercial introduction of the LipiGesic™ M (Migraine) product to the marketplace in the fourth quarter of calendar 2009.

Product development and design packaging of all PuraMed products have been conducted entirely by the Company’s two principal officers, Russell Mitchell and James Higgins: Messrs. Mitchell and Higgins have extensive and lengthy experience in new product development and marketing of non-prescription medical products and nutritional supplements and the many varied promotional activities involved in their marketing rollouts. For example, Mitchell Health Technologies served as the master broker for the launch of Quigley Corp’s “Cold-Eeze” treatment for common colds, which within 18 months exceeded $70 million in annual wholesale revenues. The Company considers the long and successful professional involvement of its management team in our industry to be a valuable asset to draw upon to achieve the future growth and profitability anticipated by the Company.

The Company intends to enter the OTC healthcare products marketplace by employing “direct to consumer” marketing via a 2-minute Direct Response television commercial.  This initial effort will be followed by broad retail distribution through mainstream mass merchandisers, drug stores and food chains which is scheduled to begin in the third quarter of 2010. PuraMed is currently undergoing substantial activities directed toward its initial commercial launch of Lipigesic™ M Migraine product.

The Company also intends to continue to develop and grow its intellectual property portfolio which is expected to substantially enhance shareholder value. Our scientific team has gained positive results from its initial research and management, which we expect will assist us in the development of a new generation of botanically derived anti-inflammatory and pain management products with broad applications.

Where You Can Find Us

Our principal executive office is located at 1326 Schofield Avenue, Schofield, WI 54476, and our telephone number is (715) 359-6373.  Our internet address is www.puramedbioscience.com.

The Offering

Common stock offered by Selling Stockholder	1,800,000 shares of common stock.

Common stock outstanding before the offering	13,306,839 common shares as of June 7, 2010.

Common stock outstanding after the offering	15,106,839 shares.

Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Stockholder. However, we will receive proceeds from sale of our common stock under the Purchase Agreement. The proceeds from the agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

OTC Bulletin Board Symbol	PMBS.OB

On May 24, 2010, we executed a purchase agreement (the “Purchase Agreement”) and a registration rights agreement with LPC, pursuant to which we may sell to LPC up to $5,000,000 of our common stock.  Upon entering into the agreement, LPC purchased 200,000 shares of our common stock together with warrants to purchase 100,000 shares at an exercise price of $1.25 per share and warrants to purchase 100,000 shares at $1.75 per share, for total consideration of $100,000.   The warrants have a term of five years. Under the Purchase Agreement, we also have the right to sell to LPC up to an additional $4,900,000 of our common stock (the “Purchase Shares”) at our option as described below.  None of the 200,000 shares, warrants or shares underlying the warrants are included in this offering and the Company has no obligation to register any of these shares or warrants.

Pursuant to the registration rights agreement, we have filed a registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”) covering the shares that may be issued to LPC under the Purchase Agreement.  We do not have the right to commence any additional sales of our shares to LPC until the SEC has declared effective the registration statement of which this Prospectus is a part.  Thereafter, over approximately 30 months, generally we have the right to direct LPC to purchase up to an additional $4,900,000 of our common stock in amounts up to $25,000 as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances.  No sales of shares may occur below $0.25 per share.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business days notice.  We issued 150,000 shares of our stock to LPC as a commitment fee for entering into the agreement, which shares are not included in this offering, and we may issue up to 150,000 shares pro rata as LPC purchases the up to $4,900,000 of our stock as directed by us.

As of June 7, 2010, there were 13,306,839 shares outstanding (5,369,180 shares held by non-affiliates) excluding the 1,800,000 shares offered by LPC pursuant to this Prospectus which we have not issued.  1,800,000 shares are offered hereby consisting of  1,650,000 Purchase Shares that we may sell to LPC and 150,000 shares that we may issue as a commitment fee pro rata as up to an additional $4,900,000 of our stock is purchased by LPC.  If all of the 1,800,000 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent 13.53% of the total common stock outstanding or 33.52% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.  The number of shares ultimately offered for sale by LPC is dependent upon the number of shares that we sell to LPC under the Purchase Agreement.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.  In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Operations

For the Three Months Ended March 31,

	2010	2009
Total Revenue	$24,055	$-
Loss from operations	$(328,761)	$(111,609)
Net loss	$(372,677)	$(111,609)
Net loss per common share (basic and diluted)	$(0.03)	$(0.01)
Weighted average common shares outstanding	13,281,839	9,997,580

For the Three Months Ended March 31,

	2010	2009
Cash and cash equivalents	$93,844	$131,694
Total assets	$365,166	$401,607
Working Capital	$50,725	$26,085
Long term debt	$-	$-
Stockholders’ equity	$145,170	$291,748

RISK FACTORS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE OTHER FINANCIAL INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS WILL DEPEND UPON A NUMBER OF FACTORS BEYOND OUR CONTROL AND COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD LOOKING STATEMENTS. SOME OF THESE FACTORS ARE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

You should carefully consider the risks described below before purchasing our common stock.  Our most significant risks and uncertainties are described below; however, they are not the only risks we face.  If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the business of our common stock could decline, and you may lose all or part of your investment therein.  You should acquire shares of our common stock only if you can afford to lose your entire investment.

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

We have yet to establish any history of profitable operations.  We have incurred annual operating losses of $525,887, $394,768 and $170,726, respectively, during the past three fiscal years of operation.  As a result, at March 31, 2010, we had an accumulated deficit of $1,952,407.  We have incurred net losses from continuing operations of $525,001 and $395,789 for the fiscal years ending June 30, 2009, and June 30, 2008.  Our revenues have not been sufficient to sustain our operations.  We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future.  Our profitability will require the successful commercialization of our LipiGesic M migraine headache relief product.  No assurances can be given when this will occur or that we will ever be profitable.

OUR INDEPENDENT AUDITORS HAVE ADDED AN EXPLANATORY PARAGRAPH TO THEIR AUDIT OPINION ISSUED IN CONNECTION WITH THE FINANCIAL STATEMENTS FOR THE YEAR ENDED JUNE 30, 2009, RELATIVE TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.  OUR ABILITY TO OBTAIN ADDITIONAL FUNDING WILL DETERMINE OUR ABILITY TO CONTINUE AS A GOING CONCERN.  OUR FINANCIAL STATEMENTS DO NOT INCLUDE ANY ADJUSTMENTS THAT MIGHT RESULT FROM THE OUTCOME OF THIS UNCERTAINTY.

WE MAY REQUIRE ADDITIONAL FINANCING TO SUSTAIN OUR OPERATIONS AND WITHOUT IT WE WILL NOT BE ABLE TO CONTINUE OPERATIONS.

At March 31, 2010, we had working capital of $50,725. The independent auditor’s report for the year ended June 30, 2009, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We had an operating cash flow deficit of $383,571 at June 30, 2009, an operating cash flow deficit of $213,378 at June 30, 2008, an operating cash flow deficit of $164,104 at June 30, 2007, and for the year ended June 30, 2006, an operating cash flow deficit of $0.  We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations.

Upon entering into the Purchase Agreement, LPC purchased 200,000 shares of our common stock together with warrants to purchase 100,000 shares at an exercise price of $1.25 per share and warrants to purchase 100,000 shares at $1.75 per share, for total consideration of $100,000.  We may direct LPC to purchase up to an additional $4,900,000 worth of shares of our common stock under our agreement over a 30-month period generally in amounts of up to $25,000 every 2 business days.  However, LPC shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.25.    Assuming a purchase price of $0.76 per share (the closing sale price of the common stock on June 7, 2010) and the purchase by LPC of the full 1,650,000 Purchase Shares being registered herein under the Purchase Agreement, additional proceeds to us would only be $1,254,000.

The extent we rely on LPC as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our products.  Specifically, LPC shall not have the right nor the obligation to purchase any shares of our common stock on any business days that the market price of our common stock is less than $0.25.  If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs.  Even if we sell all $5,000,000 under the Purchase Agreement to LPC, we may still need additional capital to fully implement our business, operating and development plans.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

THE SALE OF OUR COMMON STOCK TO LPC MAY CAUSE DILUTION AND THE SALE OF THE SHARES OF COMMON STOCK ACQUIRED BY LPC COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

In connection with entering into the agreement, we authorized the sale or issuanceto LPC of up to 1,800,000 shares of our common stock.  The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the agreement. The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. All 1,800,000 shares registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus.  Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline.  We can elect to direct purchases in our sole discretion but no sales may occur if the price of our common stock is below $0.25 and therefore, LPC may ultimately purchase all, some or none of the 1,800,000 shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

THE MARKET PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE.

The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company, including LPC pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares

Risks Related to Our Business

BECAUSE OF OUR RECENT DEVELOPMENT STATUS AND THE NATURE OF OUR BUSINESS, OUR SECURITIES ARE HIGHLY SPECULATIVE.

Our securities are speculative and involve a high degree of risk, since we have been in the development stage since our inception. There is no assurance we will ever generate any material revenues from our operations. Moreover, we do not expect to realize any material profits from our business in the short term. Any future profitability achieved from our business will be dependent upon realizing production and sales of our healthcare products in significant commercial quantities, which there is no assurance will ever happen.

WE HAVE LIMITED OPERATING HISTORY PRIMARILY INVOLVED IN PRODUCT DEVELOPMENT, AND WE HAVE NOT GENERATED ANY COMMERCIAL REVENUES TO DATE.

From our inception in 2006 through March 31, 2010, we have experienced a net loss of $ 1,952,407, and we expect to continue to incur material losses until we produce and sell our healthcare products in sufficient volume to attain profitability, which there is no assurance will ever happen. Our operations are particularly subject to the many risks and uncertainties inherent in the start-up and early stages of a business enterprise without any commercial operating history. There can be no assurance that our business plan will prove successful.

IF WE ARE UNABLE TO OBTAIN SIGNIFICANT ADDITIONAL FINANCING AS NEEDED, OUR BUSINESS PLAN MOST LIKELY WILL RESULT IN FAILURE. RAISING SUCH CAPITAL MAY DILUTE STOCKHOLDER VALUE. IF WE ARE UNABLE TO RAISE CAPITAL, WE MAY BE REQUIRED TO LIMIT OR CEASE OUR OPERATIONS, OR OTHERWISE MODIFY OUR BUSINESS STRATEGY.

Our ability to succeed commercially will depend in large part on our being able to raise significant additional financing. Without significant additional financing from either debt or equity sources, we cannot implement our business plan to engage in commercial operations. We have no cash flow from our business and do not anticipate any positive cash flow until we have met our initial capitalization goal. Accordingly, we are completely dependent upon raising additional funding for our operations, which we plan to do primarily through the sale of our equity securities. There can be no assurance, however, that we will succeed in obtaining any material funding through either equity or debt sources.

OUR ABILITY TO GENERATE FUTURE REVENUES WILL DEPEND UPON A NUMBER OF FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

These factors include the rate of acceptance of our healthcare products, competitive pressure in our industry, effectiveness of our marketing structure, adapting to changing customer preferences, and general economic trends. We cannot forecast accurately what our revenues will be in future periods.

Our operations have been limited to designing and developing our products, establishing our initial marketing network, obtaining suppliers for raw materials and packaging and outsourcing future production of our healthcare products. These past activities only provide a limited basis to assess our ability to succeed in commercializing our healthcare products.

WE HAVE LIMITED EXPERIENCE IN PRODUCING HEALTHCARE PRODUCTS.

Our products must be developed and produced to meet high quality standards in a cost-effective manner. Because of our lack of experience in production operations, we may have difficulty in timely producing of our products through outsourced subcontractors and vendors. Any material production delays could frustrate our marketing network and their customers and cause a negative perception of our Company and products. If we are unable to manufacture our products effectively in terms of quality, timing and cost, our ability to generate revenues and profits will be impaired.

WE WILL DEPEND UPON A LIMITED NUMBER OF OUTSIDE SUPPLIERS.

Our heavy reliance upon outside vendors and suppliers for our products involves risk factors such as limited control over prices, timely delivery and quality control. We have no written agreements to ensure continued product supply, and we currently are unable to determine whether our outside suppliers will be able to timely supply us with commercial production needs. Our inability to obtain timely delivery of quality materials, or our loss or interruption of services of our current suppliers, or any material increases in the cost of our components, could result in material production delays and reductions in our shipments to our customers, which could then seriously impair our ability to generate revenues.

WE WILL BE VERY DEPENDENT UPON OUR DISTRIBUTION NETWORK OF SALES REPRESENTATIVES.

We will depend heavily on our independent sales representatives to sell our products and promote our brand. If we fail to maintain our relationships with our sales representatives effectively, our business will be harmed seriously. Our sales representatives are not required to sell our products on an exclusive basis and also are not required to purchase any minimum quantity of PuraMed products. The failure of our marketing network to generate sales of our products and promote our brand effectively would impair our operations seriously.

WE WILL FACE SIGNIFICANT CHALLENGES IN OBTAINING MARKET ACCEPTANCE OF PURAMED PRODUCTS AND ESTABLISHING OUR PURAMED BRAND.

Our commercial success depends primarily on the acceptance of our products by consumers. Virtually all potential consumers of our products are not familiar with their use and have no knowledge of our brand. Consumer acceptance of our products will depend on many factors including price, product effectiveness, product packaging, and differentiation from competing products, establishing an effective brand image, and overcoming existing consumer loyalties to other brands.

OUR BUSINESS IS SUBSTANTIALLY DEPENDENT UPON OUR CURRENT EMPLOYEES AND OUR ABILITY TO ATTRACT, RECRUIT AND RETAIN ADDITIONAL KEY EMPLOYEES.

Our future success depends upon the efforts of our current executive officers and other key employees, and the loss of services of one or more of them could impair our growth materially. If we are unable to retain current employees, or hire and retain additional key personnel when needed, our business and operations would be adversely affected substantially. We do not have any “key person” insurance covering any of our employees, and we also do not have any written employment agreements with a key employee.

INTRODUCTION OF NEW PRODUCTS BY OUR COMPETITORS COULD REDUCE THE DEMAND FOR OUR PRODUCTS MATERIALLY.

Products offered in our industry from time to time often change significantly due to product design and formulation advances or changing tastes of consumers. Our future success will be dependent materially on our ability to anticipate and respond to evolving industry changes. If we cannot introduce acceptable new products on a regular basis, or if our products fail to compete effectively with new products introduced by competitors, our business will suffer substantially.

OUR BUSINESS DEPENDS SUBSTANTIALLY ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, AND ANY MATERIAL FAILURE TO PROTECT THESE RIGHTS WOULD BE HARMFUL TO US.

The future growth and success of our business will depend substantially upon our ability to protect our trademarks, trade names, and any future patent right, and to preserve our trade secrets. We hold trademark rights, (including our logo design), for the use of our PuraMed Company name and the Lipigesic™ brand, and we have applied for certain patent rights. There is no assurance, however, that any future trademark, patent or other registration will result in a registered and protectable right. Moreover, there is no assurance that competitors or other users of similar rights will not challenge our brands or future patent rights. If one or more challenges against us are successful, we could be forced to discontinue use of our brand or withdraw challenged products, which would then harm us seriously.

Although we expect to obtain additional trademark rights and various patents relating to our healthcare products, we are not relying heavily on any future registered rights we may receive, and we do not expect to receive any significant patent protection. Rather, we will rely mainly upon trade secrets, proprietary know-how, and continuing technological innovation to compete in our market. There is no assurance that our competitors will not independently develop technologies or products equal to or similar to ours, or otherwise obtain access to our trade rights that could prevent, limit or interfere with our ability to produce and market our products. Third parties also could assert infringement claims against us in the future, causing us to incur costly litigation to protect and defend our intellectual property rights. Moreover, if we are adjudged to infringe on any rights of others, we could suffer substantial damages and even discontinue offering our products. Any claim of infringement against us would involve substantial expenditures and divert the time and effort of our management materially.

WE MUST COMPLY WITH MANY GOVERNMENTAL REGULATIONS RELATING TO OUR PRODUCTS.

Our business is governed by many federal and state regulations with respect to the production, sale and use of our healthcare products. Our failure to comply with any of these governmental regulations could delay introduction of products, subject us to governmental or judicial sanctions and penalties, and seriously impair our ability to generate revenues and achieve profitability.

OUR CURRENT MANAGEMENT TEAM OWNS 44.6% OF OUR OUTSTANDING STOCK AND THUS MOST LIKELY CONTROLS OUR COMPANY AND THEY MAY MAKE MATERIAL DECISIONS WITH WHICH OTHER SHAREHOLDERS DISAGREE.

Our two executive officers, Messrs. Mitchell and Higgins, own 44.6% of our outstanding common stock, resulting in their most likely having the ability to control all transactions requiring shareholder approval, including the election and removal of directors, significant mergers or other business combinations, any significant acquisitions or dispositions of assets, and any changes in controls of our Company.

ALTHOUGH WE BELIEVE THAT OUR SYSTEM OF DISCLOSURE CONTROLS AND INTERNAL CONTROLS OVER FINANCIAL REPORTING ARE ADEQUATE, SUCH CONTROLS ARE SUBJECT TO INHERENT LIMITATIONS WHICH COULD HAVE AN ADVERSE IMPACT ON OUR FINANCIAL RESULTS.

Although we believe that our system of disclosure controls and internal controls over financial reporting are adequate, we cannot assure you that such controls will prevent all errors or all instances of fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our Company will be detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitation of a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Risks Related to Our Securities and this Offering

ADDITIONAL SHARES OF OUR AUTHORIZED CAPITAL STOCK WHICH ARE ISSUED IN THE FUTURE WILL DECREASE EQUITY OWNERSHIP PERCENTAGES OF EXISTING SHAREHOLDERS, COULD ALSO BE DILUTIVE TO EXISTING SHAREHOLDERS, AND COULD DELAY OR PREVENT A CHANGE OF CONTROL OF OUR COMPANY.

We are authorized to issue up to 45,000,000 shares of common stock, and our Board of Directors has the sole authority to issue unissued authorized stock without further shareholder approval. To the extent that additional common shares are issued in the future, they will decrease existing shareholders’ percentage equity ownership and, depending upon the prices at which they are issued, could be dilutive to existing shareholders.

Issuance of additional common shares also could have the effect of delaying or preventing a change of control of our Company without requiring any action of our shareholders, particularly if such shares are used to dilute the stock ownership or voting rights of a person seeking control of our Company.

THE PRICE OF OUR COMMON STOCK IN ANY ACTIVE TRADING MARKET THAT MAY DEVELOP MAY BE VOLATILE AND FLUCTUATE SIGNIFICANTLY.

The trading of our common stock is on the over-the-counter (OTC) stock market, and stocks trading in the OTC market generally feature a high degree of volatility and relatively low volumes of trading. Public market prices for early stage companies such as ours have historically been very volatile due to many factors not affecting established companies. The market price of our common stock may fluctuate significantly, making it difficult for any investor to resell our common stock on reasonable terms.

Even though a public trading market for our securities has been initiated, there are no assurances it will be active. Unless an active public trading market is developed for our common stock, it will be difficult for our shareholders to sell our common stock at a reasonable price when they wish to make such sales.

WE MAY NEVER PAY ANY DIVIDENDS TO OUR SHAREHOLDER.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

YOU MAY BE UNABLE TO SELL YOUR COMMON STOCK AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD, WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF SHAREHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board.  If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

BECAUSE OUR STOCK IS CONSIDERED TO BE A “PENNY STOCK,” YOUR ABILITY TO SELL YOUR STOCK MAY BE LIMITED.

The Penny Stock Act of 1990 requires specific disclosure to be made available in connection with trades in the stock of companies defined as “penny stocks.” The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. If an exception is unavailable, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risk associated therewith as well as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stock may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace. For any transaction involving a penny stock, unless exempt, the rules require:

●	That a broker or dealer approve a person’s account for transactions in penny stocks; and

●
That the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

o	Sets forth the basis on which the broker or dealer made the suitability determination; and

o	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder.  We will receive no proceeds from the sale of shares of common stock in this offering.  However, we may receive proceeds up to $5,000,000 under the Purchase Agreement.  Any proceeds from LPC we receive under the Purchase Agreement will be used for working capital and general corporate purposes.

THE TRANSACTION

General

On May 24, 2010, we executed a purchase agreement (the “Purchase Agreement”) and a registration rights agreement with LPC, pursuant to which we may sell to LPC up to $5,000,000 of our common stock.  Upon entering into the agreement, LPC purchased (i) 200,000 shares of our common stock; (ii) warrants to purchase 100,000 shares of our common stock at an exercise price of $1.25; and (iii) 100,000 warrants to purchase shares of our common stock at an exercise price of $1.75, for a total purchase price of $100,000. The warrants have a term of five years. Under the Purchase Agreement, we also have the right to sell to LPC up to an additional $4,900,000 of our common stock, (the “Purchase Shares”), at our option as described below.  None of the 200,000 shares, warrants or shares underlying the warrants are included in this offering and the Company has no obligation to register any of these shares or warrants.

Pursuant to the registration rights agreement, we have filed a registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”) covering the shares that may be issued to LPC under the Purchase Agreement.  We do not have the right to commence any additional sales of our shares to LPC until the SEC has declared effective the registration statement of which this Prospectus is a part.  Thereafter, over approximately 30 months, generally we have the right to direct LPC to purchase up to an additional $4,900,000 of our common stock in amounts up to $25,000 as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances.  No sales of shares may occur below $0.25 per share.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice.  We issued 150,000 shares of our stock to LPC as a commitment fee for entering into the agreement, which shares are not included in this offering, and we may issue up to 150,000 shares pro rata as LPC purchases the up to $4,900,000 of our stock as directed by us.

As of June 7, 2010, there were 13,306,839 shares outstanding (5,369,180 shares held by non-affiliates) excluding the 1,800,000 shares offered by LPC pursuant to this Prospectus which we have not issued.  1,800,000 shares are offered hereby consisting of  1,650,000 shares that we may sell to LPC and 150,000 shares that we may issue as a commitment fee pro rata as  up to an additional $4,900,000 of our stock is purchased by LPC.  If all of the 1,800,000 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent 13.53% of the total common stock outstanding or 33.52% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.  The number of shares ultimately offered for sale by LPC is dependent upon the number of shares that we sell to LPC under the Purchase Agreement.

Purchase of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every two business days, we may direct LPC to purchase up to $25,000 of our common stock.  The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.

In addition to purchases of up to $25,000, we may direct LPC as often as every two business days to purchase up to $50,000 of our common stock provided on the purchase date our share price is not below $1.00 per share.  We may increase this amount:  up to $100,000 of our common stock provided on the purchase date our share price is not below $1.50 per share; up to $250,000 of our common stock provided on the purchase date our share price is not below $2.50 per share; up to $500,000 of our common stock provided on the purchase date our share price is not below $5.00 per share.  The price at which LPC would purchase these accelerated amounts of our stock will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous ten (10) business days prior to the purchase date.

Minimum Purchase Price

Under the Purchase Agreement, we have set a minimum purchase price (“floor price”) of $0.25.  However, LPC shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price would be less than the floor price. Specifically, LPC shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $0.25.

Events of Default

Generally, LPC may terminate the Purchase Agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

•
the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;

•
the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange or the NYSE AMEX;

•	the transfer agent’s failure for five (5) business days to issue to LPC shares of our common stock which LPC is entitled to under the Purchase Agreement;

•
any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days;

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	a material adverse change in our business.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by LPC

LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 1,800,000 shares registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus.  The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.  LPC may ultimately purchase all, some or none of the 1,800,000 shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the agreement, we authorized the sale to LPC of up to 1,650,000 shares of our common stock exclusive of the 150,000 commitment shares issued that are not part of this offering and the 150,000 commitment shares that may be issued that are part of this offering. We will sell no more than 1,650,000 shares to LPC under the Purchase Agreement all of which are included in this offering. We have the right to terminate the agreement without any payment or liability to LPC at any time, including in the event that all $5,000,000 is sold to LPC under the Purchase Agreement. The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the agreement.  The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares at varying purchase prices:

Assumed Average Purchase Price	Number of Shares to be Issued if Full Purchase	Percentage of Outstanding Shares After Giving Effect to the Issuance to LPC1	Proceeds from the Sale of Shares to LPC Under the Purchase Agreement
$0.252	1,662,628	10.85%	$ 512,500
$0.50	1,675,255	10.93%	$ 925,000
$0.76 3	1,688,388	11.00%	$ 1,354,000
$1.00	1,700,510	11.07%	$ 1,750,000
$1.50	1,725,765	11.22%	$ 2,575,000
$2.00	1,751,020	11.36%	$ 3,400,000
$2.50	1,776,276	11.51%	$4,225,000

(1)
The denominator is based on 13,306,839 shares outstanding as of June 7, 2010, including the 150,000 shares issued to LPC, which shares are not a part of this offering, 200,000 shares purchased by LPC at signing of the Purchase Agreement, which shares are not a part of this offering, and the number of shares set forth in the adjacent column which includes the commitment fee issued pro rata as up to $4,900,000 of our stock is purchased by LPC. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(2)	Under the Purchase Agreement the Company may not sell and LPC cannot purchase any shares in the event the price of our stock is below $0.25

(3)	Closing sale price of our shares on June 7, 2010.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder.  Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.  The selling stockholder may elect to sell none, some or all of the shares offered under this prospectus and we cannot estimate the number of shares of common stock that the selling stockholder will beneficially own after termination of sales under this prospectus.  For purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering Assuming The Company Issues The Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	365,000 (2)	2.67% (2)	1,800,000	2.36%

(1)
Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this Prospectus.

(2)
365,000 shares of our common stock have been previously acquired by LPC under the Purchase Agreement, consisting of 200,000 shares purchased by LPC and 150,000 shares we issued to LPC as a commitment fee.  An additional 15,000 shares were issued to LPC upon entering into the Purchase Agreement.  Warrants to acquire 200,000 shares of our common stock have been acquired by LPC and LPC disclaims beneficial ownership of the shares underlying such warrants. None of the shares beneficially owned before the offering are included in the offering.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park Capital Fund, LLC, the selling stockholder.  The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

LPC is an “underwriter” within the meaning of the Securities Act.

Neither we nor LPC can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between LPC, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised LPC that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by LPC.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of 50,000,000 shares of capital stock, of which 45,000,000 shares are common stock, $0.001 par value per share, and 5,000,000 shares are preferred stock, $0.001 par value per share.

Preferred Stock

The Board of Directors is empowered to designate and issue from time to time one or more classes or series of preferred stock and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of the Company’s capital shares or could have the effect of discouraging or making difficult any attempt by a person or group to obtain control of the Company.  We currently do not have any preferred stock issued and outstanding.

Common Stock

We are authorized to issue 45,000,000 shares of common stock, par value $0.001 per share, of which 13,306,839 shares were outstanding as of June 7, 2010.

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of our common stock do not have cumulative voting rights,  which means that the holders of a  majority  of the  shareholder  votes  eligible  to vote and voting for the election  of the board of directors can elect all members  of the board of directors. Holders of a majority of the issued and outstanding shares of common stock may take action by written consent without a meeting.

Upon any liquidation,  dissolution  or winding up, holders of shares of  our common stock are entitled to receive pro rata all of our assets available for distribution to shareholders. Holders of our common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities.

Options, Warrants and Convertible Notes

On November 13, 2009, the Company issued a convertible bond payable for $500,000.  The bond has an interest rate of 8% due monthly and matures in three years (11/13/2012).  The note was also issued with 75,000 warrants to purchase a share of common stock per warrant at $0.75.

The note is convertible immediately through maturity at $1.00 per share or 500,000 shares of common stock, which created a beneficial conversion feature.  The amount of the beneficial conversion feature was recorded as a discount and will be accredited over the life of the debt.

The warrants issued in conjunction with this note have a three year term, includes a cashless exercise option and are exercisable at $0.75 per share.  The Company performed a valuation of these warrants using the Black-Scholes model, which resulted in a valuation of $104,999.  The following assumptions were used: market price of $1.40, exercise price of $0.75, term of 3 years, interest rate of 1.02%, a dividend rate of 0% and volatility of 510.49%.

Dividend

Holders of record of shares of our common stock are entitled to receive dividends when and if declared by the board of directors. As of the date hereof, we have not paid cash dividends on our common stock. Holders of our common stock are entitled to receive such dividends as may be declared and paid from time to time by the board of directors out of funds legally available.  We intend to retain any earnings for the operation and expansion of our future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, our financial condition and such other factors as the board of directors may consider.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Child, Van Wagoner & Bradshaw, PLLC to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey.

DESCRIPTION OF BUSINESS

Our History

We were incorporated in Minnesota on May 9, 2006, as a wholly-owned subsidiary of Wind Energy America, Inc. (formerly “Dotronix, Inc.”) for the purpose of engaging in the business of developing and marketing non-prescription over-the-counter healthcare products to remedy various ailments.

On April 12, 2007, Wind Energy America, Inc. affected a spin-off of PuraMed to shareholders of Wind Energy America, Inc. on a pro rata dividend basis of one common share of PuraMed for each five common shares of Wind Energy America, Inc. Since the April 12, 2007 effective date of the spin-off, PuraMed and Wind Energy America, Inc. have operated separately, with their respective managements, businesses, assets and capital structures being completely independent from each other.  The actual distribution date for PuraMed stock from this spin-off could not occur until after the Form 10-SB Registration Statement of PuraMed became effective with the Securities and Exchange Commission (SEC). The Form 10-SB registration is now effective and on February 22, 2008, the Company started the distribution process of common stock related to the spin-off.

Business Overview

The Company is engaged in the business of developing and marketing a line of non-prescription medicinal or healthcare products to be marketed through various retail channels under the Lipigesic™ brand and trademark.  In an effort to add continuity to all of the PuraMed Bioscience™ products the Company trademarked the brand name Lipigesic™.  The Company has completed all product development and design packaging for its initial three products, LipiGesic™ M (Migraine), LipiGesic™ PM (Insomnia), and LipiGesic™ H (Tension Headache), and commenced commercial introduction of the LipiGesic™ M (Migraine) product to the marketplace in the fourth quarter of calendar 2009.

Product development and design packaging of all PuraMed products have been conducted entirely by the Company’s two principal officers, Russell Mitchell and James Higgins.  Messrs. Mitchell and Higgins have extensive and lengthy experience in new product development and marketing of non-prescription medical products and nutritional supplements and the many varied promotional activities involved in their marketing rollouts. For example, Mitchell Health Technologies served as the master broker for the launch of Quigley Corp’s “Cold-Eeze” treatment for common colds, which within 18 months exceeded $70 million in annual wholesale revenues. The Company considers the long and successful professional involvement of its management team in our industry to be a valuable asset to draw upon to achieve the future growth and profitability anticipated by the Company.

The Company recently entered the OTC healthcare products marketplace by employing “direct to consumer” marketing via a 2-minute Direct Response television commercial.  This initial effort will be followed by broad retail distribution through mainstream mass merchandisers, drug stores and food chains which is scheduled to begin in the third quarter of 2010. PuraMed is currently undergoing substantial activities directed toward its initial commercial launch of Lipigesic™ M migraine product.

The Company also intends to continue to develop and grow its intellectual property portfolio which is expected to substantially enhance shareholder value.  Our scientific team has gained positive results from its initial research and management, which we expect will assist us in the future development of a new generation of botanically derived anti-inflammatory and pain management products with broad applications.

LipiGesic™ M

LipiGesic™ M provides acute relief from migraine headaches, and contains the herbs feverfew and ginger as principal ingredients. PuraMed believes that its specific formulation of these herbs for its migraine remedy is unique and proprietary, providing relief from these severe headaches in minutes. The Company believes it will capture a material segment of the huge migraine headache remedy market. We believe that Americans spend in excess of $6 billion annually on headache pain relievers, and that over half of sufferers of migraine headaches rely exclusively on non-prescription medications.

We believe that at least 30 million Americans suffer from chronic migraine headaches with over 20 million of them having “severe” migraine conditions. Thus migraine headaches constitute a severe and disabling condition for millions of people. We further believe that the economic burden alone to the U.S. economy is in excess of $20 billion annually.

LipiGesic™ M is effective, available as a non-prescription remedy, without any known side effects, and affordable compared to more expensive migraine drugs based on prescription chemical formulations.

LipiGesic™ PM

LipiGesic™ PM is a new class of non-prescription sleep aid without any known side effects, and contains a proprietary blend of natural ingredients including Valerian, St. John’s Wort, and Chamomile. We believe that the proprietary blend of these ingredients provides an effective remedy for insomnia and other sleep disorders. The sleep aid market features products based primarily on chemical antihistamines.

Accordingly, the LipiGesic™ PM product provides a wide open market opportunity for an effective, natural alternative to prescription medications, which are somewhat addictive and often cause withdrawal symptoms and other side effects.  We have priced LipiGesic™ PM as a premium sleep aid product, which provides us with a projected gross margin of approximately 80%. This large margin should leave us substantial room for ample introductory promotion, product allowances and other incentives conducive to achieving rapid market penetration.

Similar to the migraine remedy market, the market for sleep aid products represents a very large segment of the overall healthcare products marketplace. We believe that over half of all adults in the U.S. suffer from sleep disorders, and that many of them experience persistent insomnia. The National Center on Sleep Disorders has reported that there are as many as 70 million problem sleepers in the U.S. with many of them suffering from chronic sleep disorders. We believe that insomnia is second only to pain as a healthcare complaint.

Future LipiGesic™ Products

We have completed development of additional non-prescription products, which we intend to launch commercially over the next couple years after establishing a solid market for our initial two products. These other PuraMed products include:

•
LipiGesic™ H – provides relief for common tension headaches which afflict a majority of American adults from time to time. This remedy provides headache relief features a unique proprietary formulation of St. John’s Wort and common aspirin.

•	LipiGesic™ Smoker’s Pal – provides relief from the symptoms associated with nicotine withdrawal with the added benefit of an appetite suppressant.

•	LipiGesic™ RLS – provides relief of problematic leg cramps associated with Restless Leg Syndrome affecting a large segment of the population in the U.S.

•	LipiGesic™ GI – provides relief of symptoms associated with nighttime reflux disorders.

•	LipiGesic™ CS – provides fast relief for canker sore outbreaks.

When introduced commercially, these other products will be packaged and branded much like the initial LipiGesic™ products, since we intend to devote substantial efforts and resources toward gaining a favorable and consistent brand and packaging for all PuraMed products to attempt to make them instantly recognizable on retail store shelves.

Sublingual Delivery System

The LipiGesic™ M, LipiGesic™ PM and LipiGesic™ H are non-prescription, liquid medications that will be absorbed under-the tongue known as “sublingual.” The use of sublingual delivery provides fast relief for whatever ailment or condition is being treated. Unlike the majority of pills and medications absorbed through the stomach directly, PuraMed products are placed and absorbed directly under the tongue. Advantages of sublingual dispensing of drugs and medications include faster acting absorption for quick relief, improved efficacy, less stomach upset, and fewer side effects.

PuraMed has secured reliable contract manufacturers to produce and package PuraMed products in easy-to-use, sublingual dispensers.  These selected contractors are experienced in the production and packaging of this type of dispenser. PuraMed believes that its benchmark use of sublingual dispensers will distinguish its products favorably in comparison to most competing OTC products now in the marketplace.

Regulation of PuraMed Products

Unlike prescription drugs or medications, non-prescription healthcare remedies such as PuraMed products do not require FDA approval prior to entering the market. They are nonetheless subject to substantial FDA and other federal regulations governing their use, labeling, advertising, manufacturing and ingredients. PuraMed believes that its current and proposed development, formulation, marketing and other practices and procedures will comply fully with all governmental regulations applicable to PuraMed Products.

Business Structure

PuraMed will function primarily as a research and development, marketing and sales organization. Product manufacturing, packaging, product fulfillment and other operations will be outsourced to experienced and reliable third parties through contracts controlled by PuraMed. PuraMed believes this structure will reduce significantly the development stage costs and development time related to launching each PuraMed product commercially.

Product Manufacturing

Production and packaging of PuraMed products will be outsourced to various contract manufacturers known by PuraMed’s management from prior substantial business and contract dealings. Due to the business and contacts developed by PuraMed management over the past years with leading contract manufacturers, PuraMed is convinced it can obtain professional and timely production, packaging and delivery of all PuraMed products.

Sales and Marketing

PuraMed intends to launch its initial three products commercially through the following three-phase process:
Phase One Rollout:  Direct Response. In December 2009 Puramed began running its two-minute direct response television commercials via selected national cable television stations.  The media spend over the initial ninety day test phase will be modest in an effort to optimize the television campaign. The media spend is scheduled to increase substantially once the commercial begins to perform in the marketplace.

PuraMed will also employ website and toll-free telephone access in conjunction with its TV direct response campaigns. A Social Media Campaign conducted on the internet via popular internet networking sites will also be implemented to drive customers to our eCommerce websites. PuraMed began its Phase One Rollout during the fourth quarter of calendar year 2009.

Phase Two Rollout:  Retail Drugstores. PuraMed expects to develop substantial product sales and a defined customer base from its direct response marketing phase by the third quarter of 2010. It will then begin marketing through approximately 25,000 retail drugstores already targeted by PuraMed, including Walgreens, Rite Aid, CVS and others. Due to PuraMed’s management having extensive and good relationships with targeted retail outlets for PuraMed products, PuraMed believes it has the ability to place its products on the shelf in all its targeted retail outlets.

Phase Three Rollout:  Further Retail Outlets. A few months after beginning the Phase Two Rollout, PuraMed will launch Phase Three, which will consist of PuraMed attempting to place products in a further approximately 21,000 targeted retail outlets including mass merchandisers such as Wal-Mart and Target, food store chains such as SuperValu, Kroger and Safeway, and additional well-known regional drugstores.

PuraMed has selected its targeted retailers according to various material criteria, including cost of entry, geography, demographics and consumer preference.

After achieving initial distribution for PuraMed products, PuraMed will initiate a comprehensive and ongoing promotional campaign directed toward consumer groups it has identified from its product rollouts.

Intellectual Property

PuraMed owns and asserts proprietary intellectual property rights regarding its various products, including trademarks, formulation technology, ingredients and drug delivery procedures or methods. The future growth and success of the Company will depend in large part upon its ability to protect its trademarks, trade names and trade secrets. In addition to applying for certain product patents, PuraMed will rely upon trade secrets, proprietary know-how, and continuing development and innovation to compete in its OTC marketplace. Although no claims or threats of product or patent infringement have arisen regarding PuraMed or its products, there is no assurance PuraMed will be able to protect its intellectual property effectively and any failure to do so would be harmful to PuraMed.

Competition

The non-prescription healthcare market in which PuraMed is engaged is intensely competitive and will face the same challenges as other start-up and established OTC drug companies within their respective product classes. Virtually all direct competitors to the PuraMed product line have substantially greater financial, personnel, development, marketing and other resources than those possessed by PuraMed, which places PuraMed at a definite competitive disadvantage. Main competitors of PuraMed will have substantially larger sales volumes than PuraMed expects to realize, and also greater business diversification in most cases.

PuraMed also must compete with numerous small companies selling products into the same mainstream marketing channels targeted by PuraMed. PuraMed also expects to encounter additional competitors emerging from time to time.

PuraMed believes that the principal competitive factors in its industry include quality and pricing of products, product effectiveness, customer preferences, brand awareness, and marketing and distribution networks. There is no assurance PuraMed will be able to compete successfully against current or future competitors or that the competitive pressures faced by PuraMed will not harm its business materially.

Employees

PuraMed has five employees including its two executive officers, a Vice President of Sales, an office administrator and a financial controller. PuraMed anticipates hiring one or more experienced marketing personnel to support the upcoming material launch of its initial products.

DESCRIPTION OF PROPERTY

The Company does not own any real estate. All development, marketing and administrative operations of the Company are conducted from its suburban Wausau, WI leased facilities of 1,800 square feet located in a building leased by its principal officers. These facilities are leased on a month-to-month oral lease requiring monthly payments of $1,025.  Our internet address is www.puramedbioscience.com.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business.  However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

As of May 28, 2008, our common stock started trading on the NASDAQ OTC Bulletin Board under the symbol “PMBS”. The following quotes represent the high and low recent sales prices as reported by NASDAQ for our last fiscal quarter. These quotes reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

Quarter Ended	High Bid ($)	Low Bid ($)
Fourth Quarter ended June 30, 2008	0.51	0.10
First Quarter ended September 30, 2008	0.54	0.30
Second Quarter ended December 31, 2008	0.40	0.15
Third Quarter ended March 31, 2009	0.25	0.06
Fourth Quarter ended June 30, 2009	0.46	0.08
First Quarter ended September 30, 2009	1.01	0.19
Second Quarter ended December 31, 2009	1.55	0.21
Third Quarter ended March 31, 2010	1.02	0.40
Fourth Quarter until June 7, 2010	1.19	0.60

Shareholders

As of June 7, 2010, the Company had approximately 376 shareholders of record.

Transfer Agent and Registrar

Our transfer agent is Interwest Transfer Co., Inc. at 1981 Murray Holladay Road, Suite 100, Salt Lake City 84117. Its phone number is (801)272-9294.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company has no established equity compensation plans for the issuance of common stock as payment for employees, consultants or other parties. The Company may utilize its common stock from time to time for equity compensation on a transactional basis. In the future, the Company may establish some type of an equity compensation plan to provide incentive to current or future employees.

To date there were no issuer repurchases by the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

This Prospectus contains “forward-looking statements” within in the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933. Forward looking statements typically contain words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” or similar other words. Statements expressing expectations regarding our future business and prospects or projections we make relating to products, sales, revenues and earnings are typical of such forward-looking statements.

All forward-looking statements are subject to the risks and uncertainties inherent in attempting to predict future results and activities. Our actual results may differ materially from those projected, stated or implied in our forward-looking statements as a result of many factors including, but not limited to, our overall industry environment, customer and retail outlet acceptance of our products, effectiveness of our marketing and promotional activities, failure to develop and commercialize new products, material delay in the introduction of products, government regulatory matters, production and/or quality control problems, product liability matters, competitive pressures, inability to raise sufficient working capital, general economic conditions and our financial condition.

Our forward-looking statements relate only as of the date made by us. We undertake no obligation to update or revise any such statements to reflect new circumstances or unanticipated events as they occur, and you are urged to review and consider all disclosures we make in this and other reports which relate to risk factors germane to our business and industry.

BUSINESS OVERVIEW

The Company is engaged in the business of developing and marketing a line of non-prescription medicinal or healthcare products to be marketed through various retail channels under the Lipigesic™ brand and trademark.  In an effort to add continuity to all of the PuraMed Bioscience™ products the Company trademarked the brand name Lipigesic™.  The Company has completed all product development and design packaging for its initial three products, LipiGesic™ M (Migraine), LipiGesic™ PM (Insomnia), and LipiGesic™ H (Tension Headache), and commenced commercial introduction of the LipiGesic™ M (Migraine) product to the marketplace in the fourth quarter of calendar 2009.

Product development and design packaging of all PuraMed products have been conducted entirely by the Company’s two principal officers, Russell Mitchell and James Higgins.  Messrs. Mitchell and Higgins have extensive and lengthy experience in new product development and marketing of non-prescription medical products and nutritional supplements and the many varied promotional activities involved in their marketing rollouts. For example, Mitchell Health Technologies served as the master broker for the launch of Quigley Corp’s “Cold-Eeze” treatment for common colds, which within 18 months exceeded $70 million in annual wholesale revenues. The Company considers the long and successful professional involvement of its management team in our industry to be a valuable asset to draw upon to achieve the future growth and profitability anticipated by the Company.

The Company recently entered the OTC healthcare products marketplace by employing “direct to consumer” marketing via a 2-minute Direct Response television commercial.  This initial effort will be followed by broad retail distribution through mainstream mass merchandisers, drug stores and food chains which is scheduled to begin in the third quarter of 2010. PuraMed is currently undergoing substantial activities directed toward its initial commercial launch of Lipigesic™M migraine product.

The Company also intends to continue to develop and grow its intellectual property portfolio which is expected to substantially enhance shareholder value.  Our scientific team has gained positive results from its initial research and management, which we expect will assist us in the future development of a new generation of botanically derived anti-inflammatory and pain management products with broad applications.

RESULTS OF OPERATIONS

Results of Operations for Nine Months Ended March 31, 2010 and 2009

Revenue

Revenue for the nine months ended March 31, 2010 were $26,622 compared to $0 for the nine months ended March 31, 2009.  Revenue consists of web and telephone sales of LipiGesic M migraine product.

Cost of Sales

Cost of sales for the nine months ended March 31, 2010 were $6,777, compared to $0 for the nine months ended March 31, 2009.  Cost of sales consists of material, packaging and freight costs for the units of LipiGesic M migraine product sold.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended March 31, 2010 were $126,010 compared to $73,449 for the nine months ended March 31, 2009.  Increased selling, general and administrative expenses for the 2010 period compared to 2009 were due primarily to postage, convention and supplies paid for the preparation for the commercial rollout of our LipiGesic M migraine product.

Amortization and Depreciation

Amortization and depreciation expenses for the nine months ended March 31, 2010 and 2009 were similar at $36,612 compared to $36,308.

Audit Fees

Audit fees for the nine months ended March 31, 2010 were $22,718 compared to $19,310 for the nine months ended March 31, 2009, which increase was due to the expanded activities in 2010.

Consulting Fees

Consulting fees for the nine months ended March 31, 2010 were $32,500 compared to $39,525 for the nine months ended March 31, 2009 which decrease was due to the Company terminating its consulting agreements with its two officers and reclassifying their monthly salaries.

Marketing and Advertising Expense

Marketing and advertising expense for the nine months ended March 31, 2010 were $329,768 compared to $0 for the nine months ended March 31, 2009, which was due to our initial commercial product launch in 2010.

Research and Development Expenses

Research and development expenses for the nine months ended March 31, 2010 were $85,922 compared to $172 for the nine months ended March 31, 2009.  Increased research and development expenses were due to increased product development activity in 2010.

Salaries

Salaries for the nine months ended March 31, 2010 were $34,357 compared to $32,583 for the nine months ended March 31, 2009, which is attributed to the increase of hours worked by administrative personnel in the 2010 period.

Officers’ Salaries

Officer salaries for the nine months ended March 31, 2010 and 2009 were the same being $144,000 for each period.

Net Losses

Net losses for the nine months ended March 31, 2010 were $857,036 compared to $344,461 for the nine months ended March 31, 2009.  These increased losses in 2010 were due to increased operational expenses related to the commercial rollout of our LipiGesic M migraine product.

Interest Expense

Interest expenses for the nine months ended March 31, 2010 were $65,342 compared to $0 for the nine months ended March 31, 2009.  Interest expenses were paid for the convertible bond issued in November 2009.  Details of the convertible bond transaction are included in the stockholders equity section of the notes to the financial statements.

Financial Condition, Liquidity and Capital Resources

As of March 31, 2010, the Company had cash of $93,844 and working capital of $50,725.

In the near term, we intend to raise the funds needed to implement our plan of operation through both private sales of debt and equity securities and revenue from the sales of our products. There is no assurance, however, that we will be successful in raising or generating the necessary capital to implement our business plan, either through debt or equity sources or product sales.

PuraMed’s current business strategy is to promote our LipiGesic™ M (migraine) product via our direct response marketing campaigns to as many consumers in the U.S. market as possible.  Once a significant level of branding has been achieved the Company will commence their commercial retail introduction by third quarter of calendar year 2010.  PuraMed’s primary goal is to achieve continual material growth of Lipigesic™ product sales through mainstream food, drug, and mass merchandiser retail channels while at the same time promoting Lipigesic™ brand awareness to realize substantial profitability as soon as possible. To implement this strategy, PuraMed intends to execute the following activities during the next twelve months:

•
Commercialize PuraMed Products – PuraMed’s primary focus for the second and third quarters of calendar year 2010 will be to continue to test and run our direct response television commercial via nationally available cable television stations featuring our migraine product marketed under our LipiGesic™M brand name. In addition our eCommerce website www.lipigesic.com will continue to be promoted via the Direct Response TV commercial and an internet based Social Media Marketing program designed to attract potential customers to our website to purchase our products. PuraMed has obtained all vendors, suppliers and subcontract third parties needed for its planned production, packaging and raw material, and will continue to identify and obtain alternate sources for PuraMed product inventories.

•
Expansion of Sales and Marketing Activities – PuraMed will continue to expand upon its marketing activities which have been focused toward employing “direct to consumer” media advertising for its planned product sales, as well as promoting and building Lipigesic™ brand awareness.  Marketing activities designed to promote our nationwide retail launch will also be conducted including retailer specific advertising and in store promotional programs. PuraMed will continue to participate in industry trade shows and similar events, and also will engage in substantial media advertising and direct sales media campaigns to attract and secure consumers for PuraMed products.

•
Continuation of Product Development – Besides its already developed products, PuraMed will complete development and testing of additional non-prescription drugs and nutritional supplements to be commercially launched in the future as additional Lipigesic™ products.

Assuming the Company raises the capital, we anticipate spending approximately $2.5 million over the next twelve to eighteen months regardless of any amounts of revenues we generate from product sales during this period:

Sales and marketing expenses	$1,280,000
Purchase of product inventory, packaging and raw materials	600,000
Research and development activities	175,000
General and administrative expenses including rent, fixed overhead and management compensation	445,000
$2,500,000

Critical Accounting Policies

The discussion in this Plan of Operation should be considered in conjunction with our unaudited condensed financial statements and related notes included in this quarterly report.  These financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP).

The preparation of our financial statements requires us to make estimates and judgments affecting our reported amounts of assets, liabilities, revenues and expenses and related disclosures.  On an ongoing basis, we will evaluate these estimates which are based on historical experience and certain assumptions we believe to be reasonable under the circumstances.  Actual results may differ materially from our estimates under different assumptions or conditions.

Product Amortization:

PuraMed Bioscience™ products consist primarily of the cost of trade secrets, formulas, scientific and manufacturing know-how, trade names, marketing material and other intellectual property and are amortized on a straight-line basis over an estimated useful life of seven years.

Stock-Based Compensation – We intend to expense any stock-based compensation issued to our employees, contractors, consultants or others providing goods and services to us.  The fair market value of any common stock issued for goods or services will be expensed over the period in which we receive them.  Most likely, any equity securities issued by us for goods and services will consist of common shares or common stock purchase warrants, which will be fully vested, non-forfeitable, and fully paid or exercisable at the date of grant.  Regarding any future stock option or warrant grants, we intend to determine their fair value by using the Black-Scholes model of valuation.

Impairment – Soon after the end of each fiscal year and each interim period, we will conduct an impairment valuation of any material intangible assets owned by us.  If the results of any such impairment analysis indicate our recorded values for any such assets have declined materially, we will adjust our recorded asset valuations in all of our financial statements to reflect any such decline in value.  The carrying value is reviewed periodically or when factors indicating impairment are present.  The impairment loss is measured as the amount by which the carrying value of the assets exceeds the fair value of the assets.  The Company believes that no impairment exists at March 31, 2010.

OFF-BALANCE SHEET ARRANGEMENTS

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

In June of 2009, the FASB issued ASC Topic 810-10. ASC Topic 810-10 requires entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. The enterprise is required to assess, on an ongoing basis, whether it is a primary beneficiary or has an implicit responsibility to ensure that a variable interest entity operates as designed. ASC Topic 810-10 changes the previous quantitative approach for determining the primary beneficiary to a qualitative approach based on which entity (a) has the power to direct activities of a variable interest entity that most significantly impact economic performance and (b) has the obligation to absorb losses or receive benefits that could be significant to the variable purpose entity.

ASC Topic 810-10 requires enhanced disclosures that will provide investors with more transparent information about an enterprise’s involvement with a variable interest entity. ASC Topic 810-10 is effective for each entity’s first annual reporting period that begins after November 15, 2009, and for interim periods within that annual period. This statement will have no impact on the Company’s financial reporting under its current business plan.

In June of 2009, the FASB issued ASC Topic 860-10. ASC Topic 860-10 removes the concept of a qualifying special-purpose entity. Therefore, all entities should be evaluated for consolidation in accordance with applicable consolidation guidance. ASC Topic 860-10 requires identification of any involvements with transferred assets and prevents de-recognition until all requirements for sale accounting have been met. Enhanced disclosures are required to provide greater transparency about any transferor’s continuing involvement with transferred assets. ASC Topic 860-10 is effective as of each reporting entity’s first annual reporting period which begins after November 15, 2009 and for all interim periods within that first annual period. The Company has no current involvement with transferred assets but will comply should the situation arise.

In May of 2009, the FASB issued ASC Topic 855-10. This Statement sets forth the period following the balance sheet date during which management should evaluate subsequent events for disclosure, the circumstances under which events should be recognized for disclosure, and the disclosure which should be made. ASC Topic 855-10 introduces the concept of a date following the balance sheet date when financial statements are available to be issued. Thus users of financial statements are put on notice of the date after which subsequent events are not reported. ASC Topic 855-10 is effective with all interim or annual financial statements for periods ending after June 15, 2009. The Company adopted the requirements of ASC Topic 855-10 beginning with its June 30, 2009 interim financial statements.

In June 2009 the FASB established the Accounting Standards Codification (“Codification” or “ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) issued under authority of federal securities laws are also sources of GAAP for SEC registrants. Existing GAAP was not intended to be changed as a result of the Codification, and accordingly the change did not impact our financial statements. The ASC does change the way the guidance is organized and presented.

Accounting Standards Update (“ASU”) ASU No. 2009-05 (ASC Topic 820). Which amends Fair Value Measurements and Disclosures – Overall, ASU No. 2009-13 (ASU Topic 605), Multiple-Deliverable Revenue Arrangements, ASU No. 2009-14 (ASU Topic 985), Certain Revenue Arrangements that include Software Elements, and various other ASU’s No. 2009-2 through ASU No.2010-18 contain technical corrections to existing guidance or affect guidance to specialized industries or entities were recently issued.  These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

We have considered other recent accounting pronouncements of which we are aware, and we believe their adoption has not had, and will not have, any material impact on our financial position or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of the date hereof. Our Executive officers are elected annually by our board of directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.  There are no family relationships among our directors and executive officers.

Name	Age	Position
Russell Mitchell	49	Chairman, Chief Executive Officer and Director
James Higgins	49	Chief Financial Officer, Chief Operating Officer and Director

RUSSELL MITCHELL was CEO/CFO of Dotronix, Inc. from April 2006 until the spin-off of our Company from Dotronix in April 2007. From September 2002 until April 2005, he was the President of GelStat Corporation, a public company which developed and marketed OTC non-prescription medications. Mr. Mitchell also is a principal owner and President of Mitchell Health Marketing Alliance, Inc. (“Mitchell Health”) which he founded in 1994. Mitchell Health specializes in the marketing, product launch, and retail distribution of OTC non-prescription drugs and nutritional supplements, and has serviced over 48,000 retail locations nationwide. While establishing this large national retail sales network for Mitchell Health over the years, Mr. Mitchell has personally negotiated on an ongoing basis with key buyers and officers of the top 100 retail chains and wholesalers in the U.S.

In particular, Mr. Mitchell has been a pioneer in establishing and promoting the significance and market value of “clinical trials” to demonstrate the effectiveness of OTC non-prescription medications, and in incorporating favorable clinical trial data as a key driver in OTC product marketing.

JAMES HIGGINS was the Chief Operating Officer of Dotronix, Inc. from April 2006 to April 2007. From September 2002 until April 2005 he was Executive Vice President of GelStat Corporation. Mr.Higgins also has been the Executive Vice President of Mitchell Health since 2000. Prior to that, for 15 years he was employed by AC Nielsen Co. where he was responsible for managing accounts for some of the largest national consumer product companies including Kraft Foods and Unilever. Mr. Higgins has over 20 years extensive experience in product development, manufacturing, retail distribution and logistics for many OTC healthcare and nutraceuticals products.

Messrs. Mitchell and Higgins were the only directors and executive officers of Dotronix, Inc. (now Wind Energy America Inc.) prior to the spin-off of the Company by Dotronix in April 2007. Incident to this spin-off, Messrs. Mitchell and Higgins resigned from their prior positions with Dotronix, Inc. and the operations of the two companies became completely independent from each other.

Audit Committee

We do not have a separately designated audit committee at this time, but rather our entire Board of Directors serves as our audit committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based solely on copies of Section 16(a) forms and representations from the Company’s executive officers, directors and ten-percent beneficial owners, the Company believes these persons have complied with all Section 16(a) filing requirements during the fiscal year ended June 30, 2009.

Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct (“the Code”), which applies to the business conduct of the principal executive officer, principal financial officer, principal accounting officer and controller. The Code is available to any shareholder who sends a written request for a paper copy to: Puramed Bioscience, Inc., ATTN: James W. Higgins, COO, 1326 Schofield Avenue, Schofield, WI 54476. If the Company makes any substantive amendments to the Code or grants any waiver, including any implicit waiver from a provision of the Code for the directors or executive officers, the nature of such amendment or waiver will be disclosed in a Current Report on Form 8-K.

Legal Proceedings

None of the members of the board of directors or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our board of directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any Federal or State securities or commodities laws.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the periods ended June 30, 2009 and 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year Ended June 30	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Russell Mitchell,	2009	96,000	0	0	0	0	0	0	96,000
CEO	2008	12,000	0	0	0	0	0	0	12,000
James Higgins,	2009	96,000	0	0	0	0	0	0	96,000
CFO & COO	2008	8,000	0	0	0	0	0	0	8,000

(1)
Prior to January 1, 2008, Messrs. Mitchell and Higgins were each to receive compensation from the Company at a monthly rate of $8,000, through a consulting agreement contract. As of December 31, 2007 the agreements were terminated and on March 10, 2008, the officers agreed to forgive the amounts owed to them which totaled $92,000. This $92,000 in consulting services was treated as additional paid-in capital contributed by the officers. In addition, for the first quarter of 2008, the officers elected not to receive a salary. On November 24, 2008, the officers agreed to convert wages in the amount of $64,000 each to common stock based on $.15 per share.

Options/SAR Grants

The Company has not granted any stock options or SAR grants since its inception

Compensation of Directors

On November 15, 2007, the Company issued 600,000 shares of PuraMed common stock based on $.05 per share to be divided equally among its board of directors in consideration for their serving on the Board of Directors.

On May 21, 2009, the Company issued 600,000 shares of PuraMed common stock based on $.10 per share to be divided equally among its board of directors in consideration for their serving on the Board of Directors.

Employment Contracts and Change-in-Control Arrangements

Through a consulting agreement, Messrs. Mitchell and Higgins provide all executive officer and director functions for our Company, including their compensation and provision for development and marketing resources from their Wausau, Wisconsin location. We pay them each $8,000 monthly for their employment compensation. As of December 31, 2007 the agreements were terminated and on March 10, 2008, the officers agreed to forgive the amounts owed to them which totaled $92,000. The Company has no other written employment agreements with any other employees, and the Company also does not have any change-in-control arrangements with any person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of the date hereof and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown.

Shareholder	Shares Owned Beneficially	Percent of Class
Russell Mitchell 1326 Schofield Avenue Schofield, WI 54476	3,055,780	23.0%
James Higgins 1326 Schofield Avenue Schofield, WI 54476	2,881,879	21.7%
All directors and officers as a group (2 persons)	5,937,659	44.6%
Chuck Phillips 35 Swamp Creek Road Erwinna, PA 18920	2,000,000	15.0%
Doris Kelly 448 Cardinal Court North New Hope, PA 18938	1,160,000	8.7%

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS

Following are any material transactions between the Company and any of its promoters, directors, executive officers and principal shareholders since its inception.

Incident to the Company being separated from its former parent, Dotronix, Inc. (now Wind Energy America, Inc.), Messrs. Mitchell and Higgins each received 49,212 shares of common stock of the Company related to their prior ownership of Dotronix common stock. They received these shares incident to the spin-off on the same 1-for-5 pro rata basis as all other shareholders of Dotronix, Inc.

Promptly upon completing the spin-off of the Company from its former parent, Messrs. Mitchell and Higgins transferred and assigned certain intellectual property rights for non-prescription healthcare products to the Company in exchange for a total of 2,442,000 common shares of the Company of which each of them received 1,221,000 shares. This transaction was accounted for by the Company on the basis of $0.05 per share.

From November 2007 through June 2009, Russell Mitchell, a principal shareholder, loaned the Company a total of $69,685 for working capital purposes, for which he received a promissory note bearing an interest rate of 4% and is payable on demand.

From January 2008 through June 2009, James Higgins, a principal shareholder, loaned the Company a total of $92,000 for working capital purposes, for which he received a promissory note bearing an interest rate of 4% and is payable on demand.

On November 24, 2008, the board of directors authorized the conversion of accrued wages and notes payable in the aggregate amount of $270,585 to Messrs. Mitchell and Higgins into PuraMed common stock at a rate of $0.15 per share. Messrs. Mitchell and Higgins also elected to waive the four percent (4%) interest rate attached to the promissory notes.

ITEM 12A. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES.

Minnesota Statutes provide the Company will indemnify its officers and directors for costs and damages incurred in connection with the defense of lawsuits or other proceedings where the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in the best interests of the Company, unless the officer or director was found negligent or conducting misconduct in the performance of duty.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors and officers under Minnesota law or otherwise, the Company understands that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PURAMED BIOSCIENCE, INC.
INDEX TO FINANCIAL STATEMENTS

PAGE
UNAUDITED FINANCIAL STATEMENTS MARCH 31, 2010

BALANCE SHEET AS OF MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009	F-2
STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDING MARCH 31, 2010 AND 2009 (UNAUDITED)	F-3
STATEMENT OF CASH FLOWS FOR THE THREE MONTHS ENDING MARCH 31, 2010 and 2009 (UNAUDITED)	F-4
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-5

AUDITED FINANCIAL STATEMENTS JUNE 30, 2010

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)
Condensed Balance Sheets

	March 31,	June 30,
	2010	2009
	(Unaudited)
ASSETS
Current assets
Cash	$93,844	$38,670
Accounts receivable	61	-
Payroll tax receivable	145	-
Inventory	30,025	378
Prepaid expenses	4,635	5,480
Total current assets	128,710	44,528

Property and equipment
Computer software	2,125	1,217
Computer hardware	1,102	580
Equipment	665	33
Accumulated depreciation	(1,529)	(920)
Net property and equipment	2,363	877

Other assets
PuraMed Bioscience products, net of accumulated
amortization of $142,403 and $106,399, respectively	193,629	229,632
Trademarks	10,298	7,910
Patent	30,166	17,048
Total other assets	234,093	254,590

Total assets	$365,166	$299,995

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$53,679	$8,754
Accrued wages - officers'	19,008	109,698
Accrued expenses	5,298	10,336
Total current liabilities	77,985	128,788

Long-term liabilities
Convertible bond payable	500,000	-
Discount on convertible bond	(357,989)	-
Total long-term liabilities	142,011	-

Total liabilities	219,996	128,788

Stockholders' equity
Undesignated shares, 5,000,000 shares authorized, none issued	-	-
Common stock, $.001 par value, 45,000,000 shares
authorized, 13,281,839 shares and 11,597,839 shares issued
and outstanding, respectively	13,282	11,597
Additional paid in capital	2,084,295	1,254,981
Deficit accumulated during the development stage	(1,952,407)	(1,095,371)

Total stockholders' equity	145,170	171,207

Total liabilities & stockholders' equity	$365,166	$299,995

See notes to unaudited condensed financial statements.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)
Unaudited Condensed Statements of Operations

	Three months ended		Nine months ended		Period from May 9, 2006 (inception) to
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009	March 31, 2010
Revenues	$24,055	$-	$26,622	$-	$26,622

Total revenues	24,055	-	26,622	-	26,622

Cost of sales	6,485	-	6,777	-	6,777

Total cost of sales	6,485	-	6,777	-	6,777

Gross profit	17,570	-	19,845	-	19,845

Operating expenses
Selling, general and administrative expenses	49,072	43,942	126,010	73,449	277,179
Amortization and depreciation expense	12,257	12,103	36,612	36,308	143,932
Audit fees	2,500	2,812	22,718	19,310	48,028
Consulting fees	12,000	-	32,500	39,525	324,672
Marketing and advertising expense	160,229	-	329,768	-	388,162
Directors' fees	-	-	-	-	60,000
Research and development	47,919	-	85,922	172	158,866
Salaries	14,354	4,752	34,357	32,583	122,284
Officers' salaries	48,000	48,000	144,000	144,000	384,000
Total operating expenses	346,331	111,609	811,887	345,347	1,907,123

Loss from operations	(328,761)	(111,609)	(792,042)	(345,347)	(1,887,278)

Other income / (expense)
Interest income	250	-	348	886	213
Interest expense	(44,166)	-	(65,342)	-	(65,342)

Total other expense	(43,916)	-	(64,994)	886	(65,129)

Net loss	$(372,677)	$(111,609)	$(857,036)	$(344,461)	$(1,952,407)

Loss per common share - basic
and diluted	$(0.03)	$(0.01)	$(0.07)	$(0.04)

Average number of common shares
outstanding basic and diluted	13,281,839	9,997,580	12,692,248	7,677,005

See notes to unaudited condensed financial statements.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)
Unaudited Condensed Statements of Cash Flows

			Period from May 9,
	Nine months ended		2006 (inception) to
	March 31, 2010	March 31, 2009	March 31, 2010
Cash flows from operating activities
Net loss	$(857,036)	$(344,461)	$(1,952,407)

Changes on non cash working capital items:
Stock issued for services	150,000	33,000	225,000
Non-cash consulting expense	-	-	92,000
Stock issued for directors' fees	-	-	60,000
Depreciation	609	304	1,529
Amortization	36,003	36,004	142,403
Accretion on discount on convertible bond	52,009	-	52,009
Changes in operating assets and liabilities:
Accounts receivable	(61)	(72)	(61)
Payroll tax receivable	(145)	-	(145)
Inventory	(29,647)	-	(30,025)
Prepaid expenses	845	921	(4,635)
Accounts payable	44,924	7,499	53,678
Accrued wages - officers	(91,360)	168,884	159,337
Accrued expenses	(4,367)	(427)	5,969
Net cash used for operating activities	(698,226)	(98,348)	(1,195,348)

Cash flows from investing activities
Patent acquisition costs	(13,118)	(12,972)	(30,166)
Purchase of property and equipment	(2,095)	-	(3,892)
Trademark acquisition costs	(2,387)	(1,864)	(10,297)
Net cash used for investing activities	(17,600)	(14,836)	(44,355)

Cash Flows from financing activities
Convertible bond proceeds	500,000	-	500,000
Loans from officers	-	71,600	148,685
Repayments to officers for related party loans	-	(8,000)	(15,000)
Proceeds from sale of stock	271,000	180,000	451,000
Proceeds from spin off	-	-	174,393
Proceeds from equity investee	-	-	74,469
Net cash provided by financing activities	771,000	243,600	1,333,547

Net (decrease) increase in cash	55,174	130,416	93,844
Cash at beginning of period	38,670	1,278	-

Cash at end of period	$93,844	$131,694	$93,844

Supplemental disclosures of noncash investing and
financing activities and other cash flow information:
Assets acquired in connection with spin off	$-	$-	$217,687
Stock issued for acquisition of assets	$-	$-	$174,393
Stock issued for debt and accrued wages	$-	$274,685	$274,685
Beneficial conversion feature on convertible debt	$305,000	$-	$305,000
Stock warrants issued with convertible debt	$104,999	$-	$104,999
Interest paid with cash	$13,333	$-	$13,468

See notes to unaudited condensed financial statements.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)
Notes to Condensed Unaudited Financial Statements
For the Nine Month Periods Ended March 31, 2010 and 2009

A.  Basis of Presentation

The condensed balance sheet as of March 31, 2010, the condensed statements of operations for the three and nine month periods ended March 31, 2010 and 2009 and the condensed statements of cash flows for the nine month periods ended March 31, 2010 and 2009 have been prepared by PuraMed Bioscience, Inc. (the "Company") without audit.  In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of March 31, 2010 and the results of operations and cash flows for the three and nine month periods ended March 31, 2010 and 2009 presented herein have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  These financial statements should be read in conjunction with the Company's financial statements and notes thereto for the fiscal year ended June 30, 2009 included in the Annual Report on Form 10-K of the Company filed with the SEC on September 25, 2009.

B.  Going Concern

At March 31, 2010, the Company had working capital of $50,725, and requires additional funds to accomplish its planned business strategy or support its projected expenses.  The Company plans to obtain the needed working capital primarily through sales of both equity and debt securities, which there is no assurance it will be able to accomplish.  If the Company cannot obtain substantial working capital through common stock sales or other sources (if any), it will be forced to curtail its planned business operations.  If the Company is unable to obtain additional financing, its ability to continue as a going concern is doubtful.

C.  Accounting Policies

Loss per common share - Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding.  Diluted loss per common share assumes the exercise of stock options and warrants using the treasury stock method, if dilutive.

Recently Enacted Accounting Standards

In June 2009 the FASB established the Accounting Standards Codification ("Codification" or "ASC") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"). Rules and interpretive releases of the Securities and Exchange Commission ("SEC") issued under authority of federal securities laws are also sources of GAAP for SEC registrants. Existing GAAP was not intended to be changed as a result of the Codification, and accordingly the change did not impact our financial statements. The ASC does change the way the guidance is organized and presented.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)
Notes Condensed to Unaudited Financial Statements
For the Nine Month Periods Ended March 31, 2010 and 2009

D.  Related Party Transactions

From November 2007 through June 2009, Russell Mitchell, a principal shareholder, loaned the Company a total of $69,685 for working capital purposes, for which he received a promissory note bearing an interest rate of 4% and is payable on demand.  As of June 30, 2009, $62,685 was converted to common stock and $7,000 was repaid.  Mr. Mitchell elected to waive the 4% interest.

From January 2008 through June 2009, James Higgins, a principal shareholder, loaned the Company a total of $92,000 for working capital purposes, for which he received a promissory note bearing an interest rate of 4% and is payable on demand.  As of June 30, 2009, $84,000 was converted to common stock and $8,000 was repaid.  Mr. Higgins elected to waive the 4% interest.

E.	Stockholder’s Equity

In May 2008, the Company issued common stock for services to its employees and certain contractors.  There were a total of 400,000 common shares issued at $0.03 per share or a total value of $12,000.

In September 2008, the Company issued 110,000 shares of common stock at a rate of $0.30 per share for services related to establishing a trading market for our common stock for a total value of $33,000.

On November 24, 2008, the Board of Directors authorized the conversion of notes payable in the amount of $58,585 to Mr. Mitchell and $84,000 to Mr. Higgins into PuraMed common stock at a rate of $0.15 per share. This resulted in an issuance of 390,567 and 560,000 common stock shares, respectively.

On the same day, the Board of Directors authorized the conversion of accrued wages in the amount of $64,000 each to Messrs. Mitchell and Higgins at a rate of $0.15 per share. This resulted in an issuance of 426,667 shares (each) of common stock.

On February 25, 2009, the Board of Directors authorized the sale of 2,000,000 shares of restricted common stock to a private individual at a price of $0.06 per share.

On March 9, 2009, the Board of Directors authorized the conversion of notes payable in the amount of $4,100 to Mr. Mitchell into common stock at a rate of $0.06 per share. This resulted in an issuance of 68,334 shares of common stock.

On March 20, 2009, the Board of Directors authorized the sale of 1,000,000 shares of restricted common stock to a private individual at a price of $0.06 per share.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)
Notes Condensed to Unaudited Financial Statements
For the Nine Month Periods Ended March 31, 2010 and 2009

E.  Stockholder’s Equity (Continued)

On May 21, 2009, the Company issued 600,000 shares of common stock valued at $0.10 per share (total value of $60,000) to be divided equally among its board of directors in consideration for their serving on the Board of Directors.

From July 2009 to November 2009 the Company issued 120,000 shares of restricted common stock to three persons for the promotion of the Company to independent investors.  These shares were valued at $0.25 per share for a total value of $30,000.

On September 11, 2009, the Company issued 30,000 shares of restricted common stock for partial payment of services related to the creation of the Company’s direct response television commercial.  These shares were valued at $0.25 per share for a total value of $7,500.

During the three months from July 2009 through September 2009, the Company sold 518,000 shares of restricted common stock to seven accredited private individual investors at a rate of $0.25 per share.

During the three months from October 2009 through December 2009, the Company sold 566,000 shares of restricted common stock to eighteen accredited private individual investors at a rate of $0.25 per share.

On October 29, 2009, the Company issued 400,000 shares of restricted common stock that was divided between Russell Mitchell and James Higgins for recognition of past extensive work and accomplishments on behalf of the company.  These shares were valued at $0.25 per shares for a total value of $100,000.

On October 29, 2009, the Company issued 50,000 shares of restricted common stock to an attorney for legal services rendered to the company.  These shares were valued at $0.25 per shares for a total value of $12,500.

On November 13, 2009, the Company issued a convertible bond payable for $500,000.  The bond has an interest rate of 8% due monthly and matures in three years (11/13/2012).  The note was also issued with 75,000 warrants to purchase a share of common stock per warrant at $0.75.  The note is convertible immediately through maturity at $1.00 per share or 500,000 shares of common stock, which created a beneficial conversion feature.  The amount of the beneficial conversion feature was recorded as a discount (see valuation below) and will be accreted over the life of the debt.

The warrants issued in conjunction with this note have a three year term, include a cashless exercise option and are exercisable at $0.75 per share.  The Company performed a valuation of these warrants using the Black-Scholes model, which resulted in a valuation of $104,999.  The following assumptions were used: market price of $1.40, exercise price of $0.75, term of 3 years, interest rate of 1.02%, a dividend rate of 0% and volatility of 510.49%.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)
Notes Condensed to Unaudited Financial Statements
For the Nine Month Periods Ended March 31, 2010 and 2009

E.  Stockholder’s Equity (Continued)

The value of the beneficial conversion feature is calculated as follows:

Allocation of Proceeds:
Total Proceeds received from the Convertible Debt Instrument	$500,000
Value of these proceeds assigned to the warrants	$(104,999)
Proceeds assigned to the convertible debt	$395,001

Effective Conversion Price of the Convertible Debt
Value of Proceeds assigned to the Convertible Debt	$395,001
Shares that the Convertible Debt can be converted into	500,000
Effective Conversion Price per Share	0.79

Beneficial Conversion Feature Valuation
Fair Value per Share on Date of Agreement - 11/13/09	$1.40
Less: Effective Conversion Price per Share	(0.79)
Beneficial Conversion Feature per Share	$0.61
Shares that the Convertible Debt can be converted into	500,000
Beneficial Conversion Feature	$305,000

Discount on Convertible Debt Instrument
Value assigned to Warrants	$104,999
Value of Beneficial Conversion Feature	305,000
Total Discount on Convertible Debt Instrument	409,999
Accumulated Accretion at 3/31/10	(52,010)
Balance of Discount on Convertible Debt Instrument at 3/31/10	$357,989

On February 4, 2010 the company entered into a Private Equity Credit Agreement with Southridge Partners II, LP, a limited partnership.  Pursuant to this Equity Credit Agreement, Southridge Partners was committed to purchase up to Seven Million Five Hundred Thousand Dollars ($7,500,000) of the Company’s common stock over the course of 24 months.

F.  Subsequent Events

On April 9, 2010, the Private Equity Credit Agreement (the “Equity Credit Agreement”) and the Registration Rights Agreement (the “Registration Rights Agreement,” and together with the Equity Credit Agreement, the “Transaction Agreements”), in each case, between PuraMed BioScience, Inc, (the “Company”) and Southridge Partners II, LP (the “Investor”) were mutually terminated by the Company and the Investor.  As a result of the termination the Company paid to Southridge $5,000 and 25,000 shares of its restricted common stock.

The Company has evaluated subsequent events from the balance sheet date through the date of this filing, and no other significant events have occurred.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
PuraMed BioScience, Inc.
Schofield, WI

We have audited the accompanying balance sheets of PuraMed BioScience, Inc. (a development stage company) as of June 30, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for the years ended June 30, 2009 and 2008, and for the period from May 6, 2006 (inception) to June 30, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PuraMed BioScience, Inc. (a development stage company) as of June 30, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2009 and 2008, and for the period from May 6, 2006 (inception) to June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
August 15, 2009
Salt Lake City, Utah

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)

Balance Sheets

	June 30, 2009	June 30, 2008
ASSETS
Current Assets
Cash	$38,670	$1,278
Work In Progress	378	––
Prepaid Expenses	5,480	5,099
Total Current Assets	44,528	6,377

Property and Equipment
Computer Software	1,217	1,217
Computer Hardware	580	––
Accumulated Depreciation	(920)	(495)
Net Property and Equipment	877	722

Other Assets
PuraMed Bioscience Products, net of accumulated amortization of $106,399 and $58,395, respectively	229,632	277,637
Trademarks	7,910	5,401
Patent	17,048	3,374
Total Other Assets	254,590	286,412
Total Assets	$299,995	$293,511

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$8,754	$4,165
Accounts Payable - Related party	––	233
Accrued Wages - Officers'	109,698	52,540
Accrued Expenses	10,336	10,965
Notes Payable - Officers'	––	77,085
Total Current Liabilities	128,788	144,988
Total Liabilities	128,788	144,988

Stockholders' Equity
Undesignated shares, 5,000,000 shares authorized, none issued	––	––
Common Stock, $.001 par value, 45,000,000 shares authorized, 11,597,839 shares and 6,015,604 shares issued and outstanding, respectively	11,597	6,015
Additional paid in capital	1,254,981	712,878
Deficit accumulated during the development stage	(1,095,371)	(570,370)
Total Stockholders' Equity	171,207	148,523
Total Liabilities & Stockholders' Equity	$299,995	$293,511

See notes to financial statements.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)

Statements of Operations

	Year Ended June 30, 2009	Year Ended June 30, 2008	Period from May 6, 2006 (inception) to June 30, 2009
Revenues

Total Revenues	$––	$––	$––

Cost of Sales	––	––	––

Total Cost of Sales	––	––	––

Gross Profit	––	––	––

Operating Expenses
Selling, general and administrative expenses	60,710	60,421	151,169
Amortization and depreciation expense	48,430	48,411	107,320
Audit fees	19,310	6,000	25,310
Consulting fees	39,525	172,561	292,172
Marketing and advertising expense	58,109	285	58,394

Directors' fees	60,000	––	60,000
Research and development	7,966	11,000	72,944
Salaries	39,837	48,090	87,927
Officer's salaries	192,000	48,000	240,000

Total Operating Expenses	525,887	394,768	1,095,236

Loss from Operations	(525,887)	(394,768)	(1,095,236)

Other Expense
Interest income/(expense)	886	(1,021)	(135)

Total Other Expense	886	(1,021)	(135)

Net Loss	$(525,001)	$(395,789)	$(1,095,371)

Loss per Common Share - Basic
and Diluted	$(0.06)	$(0.07)

Average number of common shares
outstanding basic and diluted	8,190,952	5,430,905

See notes to financial statements.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)

Statements of Stockholders’ Equity

				Deficit
				Accumulated
	Common Stock		Additional Paid In Capital	During the
	Shares	Amount		Development Stage	Total
Balances at May 9, 2006 (inception)	––	$––	$––	$––	$––

Accumulated expenses generated since inception to spin off paid for by investee	––	3,855	––	––	3,855

Net loss	––	––	––	(3,855)	(3,855)

Balances at June 30, 2006	––	3,855	––	(3,855)	(0)

Common stock issued with spin off	2,573,604	392,080	––	––	392,080

Common stock issued after spin off
for PuraMed products	2,442,000	122,100	––	––	122,100

Accumulated expenses generated prior to spin off paid by investee	––	66,858	––	––	66,858

Net loss	––	––	––	(170,726)	(170,726)

Balances at June 30, 2007	5,015,604	584,893	––	(174,581)	410,312

Stock issued for services @ .05 per share	600,000	600	29,400	––	30,000

Change of par value to $.001	––	(579,878)	579,878	––	0

Accrued consulting fees forgiven	––	––	92,000	––	92,000

Stock issued for services @ .03 per share	400,000	400	11,600	––	12,000

Net loss	––	––	––	(395,789)	(395,789)

Balances at June 30, 2008	6,015,604	6,015	712,878	(570,370)	148,523

Stock issued for services @ .30 per share	110,000	110	32,890	––	33,000

Stock issued for note conversion @ .15 per share	1,803,901	1,804	268,781	––	270,585

Stock issued for note conversion @ .06 per share	68,334	68	4,032	––	4,100

Stock issued @ .06	3,000,000	3,000	177,000	––	180,000

Stock issued for directors' fees @ .10 per share	600,000	600	59,400

Net loss				(525,001)	(525,001)

Balances at June 30, 2009	11,597,839	$11,597	$1,254,981	$(1,095,371)	$171,207

See notes to financial statements.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)

Statements of Cash Flows

	Year Ended June 30, 2009	Year Ended June 30, 2008	Period from May 6, 2006 (inception) to June 30, 2009
Cash Flows from operating activities
Net Loss	$(525,001)	$(395,789)	$(1,095,371)
Changes in non cash working capital items:
Stock issued for services	33,000	42,000	75,000
Non cash consulting expense (see Note D)	––	92,000	92,000
Stock issued for director fees	60,000	––	60,000
Depreciation	425	406	920
Amortization	48,005	48,005	106,399
Changes in Operating assets and liabilities:
Work in Progress	(378)	––	(378)
Prepaid Expenses	(381)	(3,099)	(5,480)
Accounts Payable - Related party	––	(17,938)	––
Accounts Payable	4,356	3,476	8,754
Accrued wages - Officers	185,158	52,540	237,699
Accrued Expenses	(629)	10,965	10,336
Cash used for operating activities	(195,445)	(167,434)	(510,121)

Cash Flows from investing activities
Patent acquisition costs	(13,674)	(3,374)	(17,048)
Purchase of property and equipment	(580)	––	(1,798)
Trademark acquisition costs	(2,509)	(2,172)	(7,910)
Net cash used for investing activities	(16,763)	(5,546)	(26,756)

Cash Flows from financing activities
Loans from officers	84,600	77,085	161,685
Repayments to Officers for RP loans	(15,000)	––	(15,000)
Proceeds from sale of stock	180,000	––	180,000
Proceeds from spin off	––	––	174,393
Proceeds from equity investee	––	––	74,469
Net cash provided by financing activities	249,600	77,085	575,547

Net increase (decrease) in cash	37,392	(95,895)	38,670

Cash at Beginning of Period	1,278	97,173	––

Cash at End of Period	$38,670	$1,278	$38,670

Supplemental disclosures of noncash investing and financing activities and other cash flow information:
Assets acquired in connection with spin off	$––	$––	$217,687
Stock issued for acquisition of assets	$––	$––	$174,393
Stock issued for debt and accrued wages	$274,685	$––	$274,685
Interest paid	$––	$––	$135

See notes to financial statements.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)
Notes to Financial Statements

A.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PuraMed Bioscience, Inc was incorporated as a Minnesota corporation during May 2006 as a subsidiary of Wind Energy America, Inc. (formerly Dotronix, Inc.) As of April 12, 2007 the Company was spun-off from its parent company. PuraMed Bioscience, Inc. operates from one location in central Wisconsin. The Company is in the business of developing proprietary non-prescription drugs with unique delivery systems.

Prior to this spin-off, PuraMed was a wholly owned subsidiary of Wind Energy America, Inc. (formerly Dotronix, Inc.). PuraMed was incorporated in Minnesota on May 9, 2006 to complete development of certain over-the-counter (OTC) non-prescription medicinal or healthcare products, including PuraMed Migraine, a migraine headache remedy, and PuraMed Sleep, a sleep inducing remedy for insomnia. Past development of these PuraMed OTC products was conducted by PuraMed’s two principal officers, Russell Mitchell and James Higgins.

PuraMed is a development stage company and intends to enter the U.S. OTC medicine marketplace commercially by employing “direct consumer” marketing via print and TV ads and commercials followed by broad retail distribution through mass merchandisers, drug stores and food store chains. PuraMed is currently preparing its initial commercial launch of its two principal products, PuraMed Migraine and PuraMed Sleep.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. The carrying value of the Company’s investments in PuraMed BioScience products represent significant estimates. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Cash, receivables, revolving debt, accounts payable, accrued liabilities are carried at amounts that reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest that are consistent with current market rates.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated lives are three years for computer software and five years for computer hardware.

Lipigesic™ Products

Lipigesic™ products consist primarily of the cost of trade secrets, formulas, scientific and manufacturing know-how trade names, marketing material and other intellectual property and are amortized on a straight-line basis over an estimated life of seven years.

Amortization expense is expected to be $48,005 each year through 2013 and $37,615 for 2014.

The carrying value is reviewed periodically or when factors indicating impairment are present. The impairment loss is measured as the amount by which the carrying value of the assets exceeds the fair value of the assets. The Company believes that no impairment exists at June 30, 2008.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)
Notes to Financial Statements

A.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

Intangible assets consist of preliminary legal fees to acquire our trademarks. As of June 30, 2008, the trademark applications have been completed and we are waiting for approval, therefore no amortization has been recorded.

In addition to the trademarks, the Company has completed and filed its final a patent application on Lipigesic™ M. We are waiting for approval from the US Patent and Trademark Office, therefore no amortization has been recorded.

Research and Development

Research and development costs are expensed as incurred. Assets that are required for research and development activities, and have alternative future uses, in addition to its current use, are included in equipment and depreciated over their estimated useful lives.

Loss per common share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted loss per common share assumes the exercise of stock options and warrants using the treasury stock method, if dilutive.

Stock Based Compensation

The Company issued common stock for services to employees and certain contractors. As such, common stock granted during the year ending June 30, 2008 was $42,000.

The Company accounts for equity instruments issued to non-employees for services and goods under SFAS 123; EITF 96-18 (Accounting for Equity Instruments Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services); and EITF 00-18 (Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to other than Employees.)

Generally, the equity instruments issued for services or goods are for common shares. These shares or warrants are fully vested, non-forfeitable and fully paid or exercisable at the date of grant and require no future performance commitment by the recipient. The Company expenses the fair market value of these securities over the period in which the Company receives the related services.

Reclassifications

During the year ended June 30, 2008, the Company’s common stock was assigned a par value of $.001. All of the common stock presentations have been reclassified to represent the correct par value presentation.

Recent Accounting Pronouncements

In June of 2009, the Financial Accounting Standards Board (FASB) issued Statement No. 168, The FASB Accounting Standards Codification™, and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162. The Codification will become the source of authoritative U.S. generally accepted accounting principles (GAAP) to be applied to nongovernmental entities. The Codification will include only two levels of GAAP, authoritative and non-authoritative. Authoritative Statements will include FASB Standards and rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws applicable to SEC registrants. All other non-SEC and non-FASB accounting and reporting literature and standards will become non-authoritative as of the effective date of Statement No. 168. The Codification will hereafter only be modified by Accounting Standards Updates, which will replace Statements, FASB Staff Positions, and Emerging Issues Task Force Abstracts. Statement No. 168 is effective for interim and annual reporting periods ending after September 15, 2009. Adoption of this Statement will have no impact on the Company’s financial reporting.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)
Notes to Financial Statements

A.	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June of 2009, the FASB issued Statement No. 167, Amendments to FASB Interpretation No. 46 (R), Consolidation of Variable Interest Entities. Statement No. 167 expands the scope of Interpretation No. 46(R) to include entities which had been considered qualifying special purpose entities prior to elimination of the concept by Statement No. 166. Statement No. 167 requires entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. The enterprise is required to assess, on an ongoing basis, whether it is a primary beneficiary or has an implicit responsibility to ensure that a variable interest entity operates as designed. Statement No. 167 changes the previous quantitative approach for determining the primary beneficiary to a qualitative approach based on which entity (a) has the power to direct activities of a variable interest entity that most significantly impact economic performance and (b) has the obligation to absorb losses or receive benefits that could be significant to the variable purpose entity.

Statement No. 167 requires enhanced disclosures that will provide investors with more transparent information about an enterprise’s involvement with a variable interest entity. Statement No. 167 is effective for each entity’s first annual reporting period that begins after November 15, 2009, and for interim periods within that annual period. This statement will have no impact on the Company’s financial reporting under its current business plan.

In June of 2009, the FASB issued Statement No. 166, Accounting for Transfers of Financial Assets, an amendment of Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Statement No. 166 removes the concept of a qualifying special-purpose entity. Therefore, all entities should be evaluated for consolidation in accordance with applicable consolidation guidance. Statement No. 166 requires identification of any involvements with transferred assets and prevents de-recognition until all requirements for sale accounting have been met. Enhanced disclosures are required to provide greater transparency about any transferor’s continuing involvement with transferred assets. Statement No. 166 is effective as of each reporting entity’s first annual reporting period which begins after November 15, 2009 and for all interim periods within that first annual period. The Company has no current involvement with transferred assets but will comply should the situation arise.

In May of 2009, the FASB issued Statement No. 165, Subsequent Events. This Statement sets forth the period following the balance sheet date during which management should evaluate subsequent events for disclosure, the circumstances under which events should be recognized for disclosure, and the disclosure which should be made. Statement No. 165 introduces the concept of a date following the balance sheet date when financial statements are available to be issued. Thus users of financial statements are put on notice of the date after which subsequent events are not reported. Statement No. 165 is effective with all interim or annual financial statements for periods ending after June 15, 2009. The Company will adopt the requirements of Statement No. 165 beginning with its June 30, 2009 interim financial statements.

B.	FINANCING ARRANGEMENTS, MANAGEMENT PLANS, AND GOING CONCERN CONSIDERATIONS

Financing Arrangements

As of June 30, 2009, the Company had cash of $38,670 and a working capital deficit of $84,260. Unpaid officers’ salaries accounted for $109,698 and accrued expenses accounted for $10,336.

We intend to raise the funds needed to implement our plan of operation through both private sales of debt and equity securities. There is no assurance, however, that we will be successful in raising the necessary capital to implement our business plan, either through debt or equity sources.

The Company incurred net losses of $525,001 and $395,789 and $1,095,371, for the years ending June 30, 2009 and 2008 and the period from inception (May 9, 2006) through June 30, 2009, respectively.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)
Notes to Financial Statements

B.	FINANCING ARRANGEMENTS, MANAGEMENT PLANS, AND GOING CONCERN CONSIDERATIONS (Continued)

Going Concern

At June 30, 2009, the Company had negative working capital of $84,260 and minimal funds needed to accomplish its planned business strategy or support its projected expenses. The Company plans to obtain the needed working capital primarily through sales of its common stock, which there is no assurance it will be able to accomplish. If the Company cannot obtain substantial working capital through common stock sales or other sources (if any), it will be forced to curtail its planned business operations. If the Company is unable to obtain additional financing, its ability to continue as a going concern is doubtful.

C.	RELATED PARTY TRANSACTIONS

In April 2007, the Company entered into consulting agreements with Messrs. Mitchell and Higgins. Under the terms of the agreements, the Company pays Messrs. Mitchell and Higgins each $8,000 monthly for a period of twelve months. Either party may terminate the agreements for any reason at any time. As of December 31, 2007 the agreements were terminated and on March 10, 2008, the officers agreed to forgive the amounts owed to them which totaled $92,000. This $92,000 in consulting services was treated as additional paid-in capital contributed by the officers. In addition, for the first quarter of 2008, the officers have elected not to receive a salary.

From November 2007 through June 2009, Russell Mitchell, a principal shareholder, loaned the Company of total of $69,685 for working capital purposes, for which he received a promissory note bearing an interest rate of 4% and is payable on demand. As of June 30, 2009, $62,685 was converted to common stock and $7,000 was repaid. Mr. Mitchell elected to waive the 4% interest.

From January 2008 through June 2009, James Higgins, a principal shareholder, loaned the Company of total of $92,000 for working capital purposes, for which he received a promissory note bearing an interest rate of 4% and is payable on demand. As of June 30, 2009, $84,000 was converted to common stock and $8,000 was repaid. Mr. Higgins elected to waive the 4% interest.

Prior to calendar year 2008, the Company reimbursed Accelerated Drug Delivery, LLC (ADD), a company owned by Messrs. Mitchell and Higgins, monthly for salaries incurred by ADD, LLC's office manager and controller. As of January 1, 2008, all payroll salaries are paid by PuraMed rather than outsourcing through ADD.

D.	STOCKHOLDER'S EQUITY

Effective November 15, 2007, the company issued 600,000 shares to Messrs. Mitchell and Higgins (300,000 each) in consideration for their past services.

On November 19, 2007 the Articles of Incorporation were amended to change the amount of authorized common shares to 45,000,000 as well as authorizing 5,000,000 shares as undesignated. In addition, the par value of common stock was changed from no par value per share to $.001 par value per share.

In May 2008, the Company issued common stock for services to its employees and certain contractors. There were a total of 400,000 common shares issued valued at $12,000.

The result of the conversion of accrued wages and promissory notes by Messrs. Mitchell and Higgins into the Company’s common stock @ $0.15 per share was the following shares issued:

Russell Mitchell (CEO):	817,235 shares
James Higgins (CFO; COO):	986,667 shares

In September 2008, the Company issued 110,000 shares of common stock for services related to establishing a trading market for our common stock.

On November 24, 2008, the board of directors authorized the conversion of notes payable in the amount of $58,585 to Mr. Mitchell and $84,000 to Mr. Higgins into PuraMed common stock at a rate of $0.15 per share. This results in an issuance of 390,567 and 560,000 common stock shares, respectively.

PURAMED BIOSCIENCE, INC.
(A Development Stage Company)
Notes to Financial Statements

D.           STOCKHOLDER'S EQUITY (Continued)

On the same day, the board of directors authorized the conversion of accrued wages in the amount of $64,000 each to Messrs. Mitchell and Higgins at a rate of $0.15 per share. This resulted in an issuance of 426,667 shares (each) of common stock.

On February 25, 2009, the board of directors authorized the sale of 2,000,000 shares of restricted common stock to a private individual at a price of $0.06 per share.

On March 9, 2009, the board of directors authorized the conversion of notes payable in the amount of $4,100 to Mr. Mitchell into PuraMed common stock at a rate of $0.06 per share. This results in an issuance of 68,334 shares of common stock.

On March 20, 2009, the board of directors authorized the sale of 1,000,000 shares of restricted common stock to a private individual at a price of $0.06 per share.

On May 21, 2009, the company issued 600,000 shares of PuraMed common stock based on $.10 per share to be divided equally among its board of directors in consideration for their serving on the Board of Directors.

E.	INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes,” which provides for an asset and liability approach to accounting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The valuation allowances have been established equal to the income tax

A reconciliation of estimated income tax expense (benefit) to the amount of computed using statutory federal rates is as follows:

	Year Ended June 30,
	2009	2008
Tax at federal statutory rate of 30%	$(137,000)	$(91,000)
State tax rate net of federal benefit	(23,000)	(15,000)
Unused net operating loss	184,000	73,500
Permanent and other differences	(24,000)	32,500
Provision	$0	$0

No deferred income taxes have been provided for the temporary differences between the financial reporting and income tax basis of the Company due to the valuation allowances outlined below:

	Year Ended June 30,
	2008	2008
	Asset (Liability)	Asset (Liability)
Deferred tax asset - Net operating loss carry forward	$329,000	$164,000
Deferred tax asset - Depreciation	11,000	11,000
Valuation allowance	(340,000)	(175,000)
Net deferred tax asset	$0	$0

The Company has estimated federal and state net operating loss carryforwards of approximately $1,095,675 expiring in the years 2025 through 2027. The estimated tax benefit of these net operating loss carryforwards, based on an effective tax rate of 35% is approximately $183,857 and $138,526 for the years ending June 30, 2009 and 2008 respectively. The Company has established a valuation allowance equal to the amount of cumulative tax assets. Accordingly, no net deferred tax assets, nor any current or deferred tax benefits, have been recognized at June 30, 2009.

F.	SUBSEQUENT EVENTS

During July 2009, additional stock sales of $84,500 were recorded.

On July 10, 2009, the board of directors authorized the sale of a total of 288,000 shares of PuraMed common stock to three separate, private individuals at a price of $0.25 per share.

On July 23, 2009, the board of directors authorized 50,000 shares of PuraMed’s common stock at a price of $0.25 per share bearing a restrictive legend to the Stock Investor Relations firm Investor Awareness Inc. for investor relations and media relations services for PuraMed BioScience Inc. The term of the agreement runs for 90 days.

PURAMED BIOSCIENCE, INC.

1,800,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is _______, 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Registration Fee	$97.54
Transfer Agent Fees	$500.00
Accounting fees and expenses	$3,500.00
Legal fees and expense	$30,000.00
Blue Sky fees and expenses	$500.00
Total	$34,597.54

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Minnesota Statutes provide the Company will indemnify its officers and directors for costs and damages incurred in connection with the defense of lawsuits or other proceedings where the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in the best interests of the Company, unless the officer or director was found negligent or conducting misconduct in the performance of duty.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors and officers under Minnesota law or otherwise, the Company understands that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On July 27, 2009, we issued 50,000 shares of restricted common stock at a rate of $0.25 per share to Investor Awareness for the promotion of the Company to independent investors.

On September 11, 2009, we issued 30,000 shares of restricted common stock to Avalanche Creative Services and Neil Brownlee for partial payment of services related to the creation of the Company’s direct response television commercial at a rate of $0.25 per share.

During the three months from July 2009 through September 2009, PuraMed BioScience sold 518,000 shares of restricted common stock to seven private individual investors at a rate of $0.25 per share.

On October 27, 2009, we issued 426,000 shares of restricted common stock at a rate of $0.25 per share to twelve private individual investors.
On October 29, 2009, the Company issued 400,000 shares of restricted common stock that was divided between Russell Mitchell and James Higgins for recognition of past extensive work and accomplishments on behalf of the company.  These shares were valued at $0.25 per shares for a total value of $100,000.

On October 29, 2009, the Company issued 50,000 shares of restricted common stock to an attorney for legal services rendered to the company.  These shares were valued at $0.25 per shares for a total value of $12,500.

Effective November 13, 2009, we obtained $500,000 in debt financing through a private placement of a Convertible Bond sold to an accredited individual investor. The term of this bond is three years, interest is payable monthly at 8% per annum, and no payment of principal is due until its maturity in November 2012. The bond is convertible anytime during its term into common stock of the Company on the basis of $1.00 per share. In addition, we issued the investor a stock purchase warrant to purchase 75,000 shares of common stock of the Company at $.75 per share exercisable anytime in whole or in part until expiration of its three-year term.

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We issued these shares in reliance on the safe harbor provided by Regulation D Rule 506 promulgated under Section 4(2) of the Securities Act of 1933, as amended.  These stockholders who received the securities representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Our management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon our management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

ITEM 16. FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation (as filed with the Company’s Registration Statement on Form 10-SB, as filed with the SEC on August 16, 2007)
3.2	Amended Articles of Incorporation (as filed with the Company’s Annual Report on Form 10-K for the year ended June 30, 2009, as filed with the SEC on September 25, 2009)
3.3	By-Laws (as filed with the Company’s Registration Statement on Form 10-SB, as filed with the SEC on August 16, 2007)
5.1	Opinion of Anslow & Jaclin, LLP*
10.1	Distribution Agreement for Spin-Off (as filed with the Company’s Form 8-K filing of parent company Dotronix, filed with the SEC on March 20, 2007)
10.2	Purchase Agreement by and between PuraMed BioScience, Inc. and Lincoln Park Capital Fund, LLC dated as of May 24, 2010 (as filed with the Company’s Form 8-K, filed with the SEC on May 28, 2010)
10.3
Registration Rights Agreement by and between PuraMed BioScience, Inc. and Lincoln Park Capital Fund, LLC dated as of May 24, 2010 (as filed with the Company’s Form 8-K, filed with the SEC on May 28, 2010)

23.1	Consent of Auditor*
23.2	Consent of Counsel (included in exhibit 5 herewith)*
24.1	Power of Attorney*

* filed herewith

ITEM 17. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Schofield, Wisconsin on June 9, 2010.

PURAMED BIOSCIENCE INC.

/s/ Russell W. Mitchell
Name: Russell W. Mitchell Position: Chief Executive Officer

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